Exhibit 99





                          OLD NATIONAL BANCORP



                 SUPPLEMENT TO THE 1998 ANNUAL REPORT




           Restated to reflect the pooling of interests accounting acquisition of Southern Bancshares, LTD on January 29, 1999








MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

INTRODUCTION
Old National Bancorp ("ONB") is a multi-bank holding company headquartered in Evansville, Indiana. Located in Indiana, Illinois, and Kentucky, its 26 affiliate banks serve customers through 125 office locations in both urban and rural markets. A complete listing of ONB's affiliate banks is presented on page
10. These banks provide a wide range of financial services, such as making commercial and consumer loans; originating and servicing mortgage loans; issuing and servicing credit cards; leasing; offering various deposit products; issuing letters of credit; issuing credit life, accident and health insurance; providing safe deposit facilities; and providing alternative investments and brokerage services.

ONB also has eight non-bank affiliates which provide additional financial or support services incidental to ONB's operations, including data processing; issuance and reinsurance of credit life, accident, health, life, property, and casualty insurance; investment services; fiduciary and trust services; and property ownership.

FINANCIAL BASIS
The following discussion is an analysis of ONB's operating results for the years 1996 through 1998 and financial condition as of December 31, 1998 and 1997, and will assist readers of the accompanying consolidated financial statements and related footnotes beginning on page 32. Management's forward-looking statements are intended to benefit the reader, but are subject to various risks and uncertainties which may cause actual results to differ materially, including but not limited to:(1)economic conditions generally and in the market areas of the company;
(2)increased competition in the financial services industry;
(3)actions by the Federal Reserve Board and changes in interest rates; and (4)governmental legislation and regulation.

The financial information has been restated to reflect mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the first year presented. Purchases have been included in reported results from the date of the transaction.

During 1998, ONB sold the operations and related auto loans of its consumer finance subsidiary headquartered in Indianapolis. The sale and the operations prior to the sale resulted in a $9.9 million loss on discontinued operations, net of tax, in 1998. The financial results of the discontinued operations in prior periods are similarly broken out from ONB's continuing operations. The net assets of the subsidiary are included in other assets on the consolidated balance sheet for periods prior to the sale. The following discussion and analysis of ONB's financial condition and results of operations relates to its continuing operations. For further details regarding the discontinued operations, see the consolidated financial statements and Note 2.

Tax-exempt interest income in the following information has been increased to an amount comparable to interest subject to income taxes using the federal statutory rate in effect of 35% for all periods. An offsetting increase of the same amount is made in the income tax section of the Selected Financial Data. Net income is unaffected by these taxable equivalent adjustments.

COMPETITION AND ECONOMIC CONDITIONS
The banking industry and related financial service providers are highly competitive. ONB competes not only against other local and regional banking institutions, thrifts, finance companies, and credit unions, but also money market mutual funds, investment brokers, and insurance companies. This competition takes place in terms of interest rates on loans and deposits, convenient locations and hours, types of services, and quality of service.

                         12

In most of its markets, ONB and its affiliates rank first or second in volume of loans and deposits.

The economy in the United States and in the Midwest has been characterized by relatively low inflation and unemployment, and steady growth. Recent signs of weaknesses include a rise in consumer delinquency and bankruptcy levels and low commodity prices in the agricultural sector. While ONB's numerous markets vary, its major markets have demonstrated economic expansion and a growing financial base with additions such as the new Toyota and AK Steel manufacturing complexes.

US Government long-term interest rates which rose in 1996 declined in 1997 and 1998. Short-term rates changed less dramatically, though the Federal funds rate was lowered three times in the fall of 1998. Despite this trend, certificate of deposit rates generally increased during 1997, but began to move down more in 1998. Prime rate stayed fairly constant with minimal movement, but followed the Federal funds rate shift downward in 1998. A flattening of the yield curve occurred throughout 1998. Normally, the rate on U.S. Government securities increases as the term lengthens, however by year-end 1998, the yield on a six month bill was virtually the same as a five year note. The combination of these factors applied pressure on the spreads financial institutions earn between their assets, loans and securities, and their liabilities, deposits and debt. This is discussed further as it pertains to ONB in the Net Interest Income section.

MERGER ACTIVITY
In 1997 and 1998 ONB did not complete any banking acquisitions. During 1998, ONB agreed to merge with Southern Bancshares Ltd.("Southern"), Carbondale, Illinois and Dulaney Bancorp,Inc.("Dulaney"), Marshall, Illinois. As of December 31, 1998, Southern had total assets of $255 million and Dulaney's total assets were $39 million. Both mergers were consummated in the first quarter of 1999 and accounted for as pooling-of-interests.

These financial statements have been restated to reflect the Southern merger. The Dulaney merger was not considered material and is not reflected in these financial statements.

YEAR 2000
The national and local press has devoted much coverage to the Year 2000 ("Y2K") issue, also know as the "Millennium Bug". This refers to the possibility that some computers may be unable to recognize the date change at the turn of the century. With the high volume of transactions and electronic data, the banking industry requires extensive computer capabilities to service its customers. With that in mind, ONB has devoted much attention to its systems to prepare itself for the millennial change.

ONB has successfully completed its Y2K compliance testing of its mission-critical computer systems and its core processing systems used to service its customers. Besides maintaining this status, ONB is managing its third party system relationships, updating disaster and contingency plans, and testing nonmission-critical software. Renovation and testing of software and hardware may not remove all risks related to Y2K. Alternative methods to perform key activities will be addressed through contingency planning.

There has been no significant financial impact to ONB as a result of the Year 2000 project. ONB's 1998 Y2K expenses were less than $500 thousand. Much of ONB's software is externally generated with minimal internal software. Much of the software and hardware items have been changed, upgraded, or replaced in preparation for Y2K and have been part of the normal maintenance. While the company will continue testing and implementing secondary systems and replacing certain personal computers through 1999, it does not expect any material impact on earnings associated with these Y2K compliance efforts.

                         13



                                                       SELECTED FINANCIAL DATA
                                               ($ in thousands except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          Five Year
                                                                                                                            Growth
                                                  1998         1997        1996         1995         1994         1993       Rate

-----------------------------------------------------------------------------------------------------------------------------------
    RESULTS OF OPERATIONS
      (Taxable equivalent basis)
      Interest income                            $470,915     $448,875    $419,483     $402,793     $353,983     $346,604
      Interest expense                            231,613      216,868     196,289      191,835      149,809      147,972
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income                         239,302      232,007     223,194      210,958      204,174      198,632     3.8 %
      Provision for loan losses                    12,160       13,562      11,082        7,491        7,886       10,635     2.7
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
        provision for loan losses                 227,142      218,445     212,112      203,467      196,288      187,997     3.9
      Noninterest income                           58,891       51,104      47,402       42,044       36,680       35,642    10.6
      Noninterest expense                         167,937      158,631     156,720      153,345      152,093      139,579     3.8
-----------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                  118,096      110,918     102,794       92,166       80,875       84,060     7.0
      Income taxes                                 43,961       42,835      40,107       35,222       29,550       31,203     7.1
-----------------------------------------------------------------------------------------------------------------------------------
      Net income from continuing operations       $74,135       68,083      62,687       56,944       51,325       52,857     7.0
       Discontinued operations                     (9,854)      (5,005)        494           --           --           --    N/M
-----------------------------------------------------------------------------------------------------------------------------------
      Net Income                                  $64,281      $63,078     $63,181      $56,944      $51,325      $52,857     4.0 %
===================================================================================================================================
    YEAR-END BALANCES
      Total assets                             $6,416,611   $5,933,321  $5,602,460   $5,281,387   $5,081,088   $4,888,709     5.6 %
      Loans, net of
        unearned income                         4,354,256    3,915,841   3,627,592    3,375,915    3,205,097    2,892,750     8.5
      Deposits                                  4,668,858    4,521,010   4,479,357    4,336,406    4,028,932    4,020,643     3.0
      Shareholders' equity                        519,645      500,609     480,435      481,511      457,971      451,472     2.9
-----------------------------------------------------------------------------------------------------------------------------------
   PER SHARE DATA (on continuing operations)(1)
      Net income-basic                              $1.61        $1.47       $1.31        $1.16        $1.02        $1.04     9.1
      Net income-diluted (2)                         1.57         1.43        1.28         1.13         0.99         1.02     9.0
      Cash dividends paid                            0.58         0.56        0.53         0.51         0.48         0.42     6.9
      Book value at year-end                        11.40        10.93       10.26         9.90         9.15         8.91    13.9
-----------------------------------------------------------------------------------------------------------------------------------
    SELECTED PERFORMANCE RATIOS (on continuing operations)
      Return on assets                               1.21 %       1.19 %      1.17 %       1.11 %       1.04 %       1.11 %
      Return on equity (3)                          14.95        14.28       13.23        12.20        11.07        11.50
      Equity to assets                               8.38         8.46        8.95         9.02         9.36         9.62
      Dividend payout                               35.15        36.74       38.96        43.90        47.36        40.13
      Primary capital to assets                      9.22         9.27        9.77         9.88        10.26        10.47

      Net charge-offs to
        average loans                                0.23         0.21        0.30         0.25         0.27         0.24
      Allowance for loan losses
         to average loans                            1.26         1.31        1.25         1.30         1.44         1.56

-----------------------------------------------------------------------------------------------------------------------------------
    (1)  Restated for all stock dividends.
    (2)  Assumes the conversion of ONB's subordinated debentures.
    (3)  Excludes unrealized gains (losses) on investment securities.

    N/M = Not meaningful

                         14




RESULTS OF OPERATIONS

NET INCOME
ONB earnings rose 8.9% to reach $74.1 million in 1998, a $6.0 million increase. Shareholders' basic income per share for 1998 was $1.61, up 9.5% over 1997, and diluted earnings per share totaled $1.57, a 9.8% increase over 1997. Strong noninterest income growth and continued net interest income improvement combined to generate the earnings growth in 1998. The specific effects of each of these factors are discussed in the following paragraphs.

ONB's 1997 net income was $68.1 million, up 8.6% or $5.4 million above 1996 earnings. Strong net interest income growth of $8.8 million and excellent noninterest expense control growth offset a $2.5 million loan loss provision increase.

NET INTEREST INCOME
As a financial intermediary, ONB pays interest on deposits and other liabilities and receives interest and fee income on earning assets, such as loans and investments. The difference between the income earned and the interest paid is net interest income which provides nearly 80% of ONB's net revenues (net interest income plus noninterest income). Net interest margin is net interest income, on a taxable equivalent basis, expressed as a percentage of average earning assets. Incorporating the tax savings on certain assets permits comparability.

The net interest margin is influenced by a number of factors, such as the volume and mix of earning assets and funding sources, the interest rate environment and income tax rates. The level of earning assets funded by interest-free funding sources (primarily noninterest-bearing demand deposits and equity capital) also impacts net interest margin. ONB can control the effect of some of these factors through its management of credit extension and interest rate sensitivity, both of which are discussed in detail later in this report. External factors, such as the overall condition of the economy, credit demand strength, Federal Reserve Board monetary policy and changes in tax laws, can also have significant effect on changes in net interest income from one period to another.

On a taxable equivalent basis, net interest income in 1998 grew $7.3 million or 3.1% over 1997. Average earning assets grew $355.5 million or 6.6%, during 1998. Much of this growth was funded by interest-bearing liabilities which increased $340.7 million or 7.2%. Other assets, which averaged $314.2 million in 1998, included the net assets of the discontinued finance company's operations discussed earlier and the cash surrender value of bank-owned life insurance ("BOLI")explained in the Noninterest Income section. Noninterest-bearing deposits increased $16.6 million or 3.5% and other liabilities and equity provided an additional $41.7 million of funding. Several factors combined to lower ONB's net interest margin to 4.17% in 1998. The yield on earning assets decreased 13 basis points to 8.21% which reflected the lower rate environment. The cost of interest-bearing liabilities declined only 2 basis points to 4.60% as growth occurred in higher-rate liabilities. Approximately 7 basis points of the lower net interest margin was due to the purchase of BOLI which generates tax-free noninterest income, but is not in net interest income. ONB's mix of earning assets continued the shift to higher yielding loans which rose $357.9 million (9.6%) and comprised over 70% of our total earning assets. Overall, loans yielded 8.79%, a 14 basis point decrease, due to lower rate environment. Investment security balances remained fairly consistent with 1997 as the yield decreased 24 basis points to 6.76% due to prepayments and lower reinvestment rates. Money market investments rose $7.0 million, yet still comprise under 1% of the total earnings assets. ONB's interest-bearing deposits grew $117.5 million or 3.0%. Traditional products, such as NOW, savings and money market deposits, declined 1.0% in 1998. Certificates of deposit over $100,000 and other time deposits both grew over $65 million to help fund ONB's asset growth. Borrowed funds also funded the asset growth and increased $223.1 million.

During 1997, net interest income rose 3.9% or $8.8 million and totaled $232.0 million. Average earning assets grew 6.7%, a $338.8 million increase. Interest-bearing liabilities rose $367.4 million or 8.5%. The growth in average other assets represents primarily the net assets of the discontinued consumer finance subsidiary. Net interest margin declined from 4.42% to 4.31%. The yield on earning assets increased 2 basis points to 8.34% due to loan growth and improved investment yields. The cost of interest-bearing liabilities rose 9 basis points to 4.62% due to market influences and an increased usage of longer term deposits and nondeposit funding.

Table 1 on page 16 details the changes in the components of net interest income. Table 2 on page 16 attributes those fluctuations to the impact of changes in the average balances of assets and liabilities and the yields earned or rates paid. Table 3 on page 17 presents a three year average balance sheet and for each major asset and liability category, its related interest income and yield or its expense and rate.

                         15



    NET INTEREST INCOME CHANGES (TABLE 1)
    (Taxable equivalent basis, $ in thousands)
---------------------------------------------------------------------------------------------------------------------
                                                                                                % Change From
                                                                                                  Prior Year
---------------------------------------------------------------------------------------------------------------------
                                                 1998            1997          1996          1998          1997
---------------------------------------------------------------------------------------------------------------------
    INTEREST INCOME:
      Loans                                      $360,504      $334,202      $312,757           7.9 %         6.9 %
      Investment securities                       109,192       113,758       103,226          (4.0)         10.2
      Money market investments                      1,219           915         3,500          33.2         (73.9)
---------------------------------------------------------------------------------------------------------------------
        Total interest income                     470,915       448,875       419,483           4.9           7.0
---------------------------------------------------------------------------------------------------------------------
    INTEREST EXPENSE:
      NOW deposits                                  7,099         7,768         9,196          (8.6)        (15.5)
      Savings deposits                             14,177        15,668        15,501          (9.5)          1.1
      Money market deposits                        23,487        24,622        24,115          (4.6)          2.1
      Certificates of deposit
        $100,000 and over                          23,297        19,823        15,369          17.5          29.0
      Other time deposits                         112,664       108,908       105,666           3.4           3.1
      Short-term borrowings                        21,268        22,549        15,094          (5.7)         49.4
      Other borrowings                             29,621        17,530        11,348          69.0          54.5
---------------------------------------------------------------------------------------------------------------------
        Total interest expense                    231,613       216,868       196,289           6.8          10.5
---------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                          $239,302      $232,007      $223,194           3.1 %         3.9 %
=====================================================================================================================
    NET INTEREST MARGIN                              4.17 %        4.31 %        4.42 %
=====================================================================================================================

    NET INTEREST INCOME - RATE/VOLUME ANALYSIS (TABLE 2)
    (Taxable equivalent basis, $ in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                                            1998 vs. 1997                             1997 vs. 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Attributed to                            Attributed to
                                                   Total        ---------------------      Total          ---------------------
                                                   Change       Volume         Rate        Change          Volume        Rate
-----------------------------------------------------------------------------------------------------------------------------------
    INTEREST INCOME:
      Loans                                       $26,302       $31,719       ($5,417)      $21,445       $23,389       ($1,944)
      Investment securities                        (4,566)         (648)       (3,918)       10,532         8,727         1,805
      Money market investments                        304           382           (78)       (2,585)       (2,655)           70
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest income                      22,040        31,453        (9,413)       29,392        29,461           (69)
-----------------------------------------------------------------------------------------------------------------------------------
    INTEREST EXPENSE:
      NOW deposits                                   (669)          105          (774)       (1,428)          172        (1,600)
      Savings deposits                             (1,491)         (406)       (1,085)          167            48           119
      Money market deposits                        (1,135)         (330)         (805)          507          (240)          747
      Certificates of deposit
        $100,000 and over                           3,474         3,941          (467)        4,454         2,452         2,002
      Other time deposits                           3,756         3,617           139         3,242         4,703        (1,461)
      Short-term borrowings                        (1,281)         (496)         (785)        7,455         6,198         1,257
      Other borrowings                             12,091        12,865          (774)        6,182         6,705          (523)
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                     14,745        19,296        (4,551)       20,579        20,038           541
-----------------------------------------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                            $7,295       $12,157       ($4,862)       $8,813        $9,423         ($610)
===================================================================================================================================
    The variance not solely due to rate or volume is allocated equally between the rate and volume variances.

                         16


 THREE-YEAR AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (TABLE 3)
 (Taxable equivalent basis, $ in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                                     1998                             1997                        1996
-----------------------------------------------------------------------------------------------------------------------------------
                                         Average  Interest   Yield/       Average  Interest  Yield/       Average Interest Yield/
                                         Balance   & Fees     Rate        Balance   & Fees    Rate        Balance  & Fees   Rate
-----------------------------------------------------------------------------------------------------------------------------------
 EARNING ASSETS:
 Money market investments                $23,257    $1,219     5.24 %     $16,245      $915    5.63 %     $64,172   $3,500   5.45 %
 Investment securities:
   U.S. Treasury and Government
     agencies (1)                      1,094,756    70,418     6.43     1,124,797    74,922    6.66     1,003,943   62,636   6.24
   State and political
     subdivisions                        467,562    35,236     7.54       454,544    35,820    7.88       450,429   36,478   8.10
   Other securities                       52,910     3,538     6.69        45,299     3,016    6.66        44,572    4,112   9.23
-----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities        1,615,228   109,192     6.76     1,624,640   113,758    7.00     1,498,944  103,226   6.89
-----------------------------------------------------------------------------------------------------------------------------------
 Loans: (2) (3)
   Commercial and financial              975,863    88,305     9.05       852,209    80,028    9.39       786,819   73,960   9.40
   Commercial real estate                831,401    73,994     8.90       706,332    62,908    8.91       619,395   54,792   8.85
   Residential real estate             1,584,127   127,836     8.07     1,440,169   118,195    8.21     1,330,981  110,871   8.33
   Consumer, net of unearned
     income                              680,291    65,945     9.69       714,411    68,315    9.56       714,617   68,343   9.56
   Credit card                            28,302     4,424    15.63        28,932     4,756   16.44        29,160    4,791  16.43
-----------------------------------------------------------------------------------------------------------------------------------
     Total loans                       4,099,984   360,504     8.79     3,742,053   334,202    8.93     3,480,972  312,757   8.98
-----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets              5,738,469  $470,915     8.21 %   5,382,938  $448,875    8.34 %   5,044,088 $419,483   8.32 %
 Less: Allowance for loan losses         (51,482) ===================     (46,284) ==================     (43,709)=================


NON-EARNING ASSETS:
   Cash and due from banks               132,575                          131,856                         141,207
   Other assets                          314,155                          266,253                         206,638
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                          $6,133,717                       $5,734,763                      $5,348,224
===================================================================================================================================
 INTEREST-BEARING LIABILITIES:
   NOW deposits                         $495,942    $7,099     1.43 %    $488,977    $7,768    1.59 %    $479,209   $9,196   1.92 %
   Savings deposits                      500,305    14,177     2.83       514,100    15,668    3.05       512,487   15,501   3.02
   Money market deposits                 662,890    23,487     3.54       672,049    24,622    3.66       678,720   24,115   3.55
   Certificates of deposit
     $100,000 and over                   409,282    23,297     5.69       340,787    19,823    5.82       296,216   15,369   5.19
   Other time deposits                 2,024,491   112,664     5.57     1,959,455   108,908    5.56     1,875,421  105,666   5.63
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits   4,092,910   180,724     4.42     3,975,368   176,789    4.45     3,842,053  169,847   4.42
-----------------------------------------------------------------------------------------------------------------------------------
   Short-term borrowings                 402,796    21,268     5.28       412,007    22,549    5.47       294,938   15,094   5.12
   Other borrowings                      543,830    29,621     5.45       311,496    17,530    5.63       194,487   11,348   5.83
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
       liabilities                     5,039,536  $231,613     4.60 %  $4,698,871  $216,868    4.62 %   4,331,478 $196,289   4.53 %
                                                  ===================              ==================             =================
 NONINTEREST-BEARING LIABILITIES:
   Demand deposits                       492,547                          475,974                         471,364
   Other liabilities                      87,606                           74,794                          66,583
 Shareholders' equity                    514,028                          485,124                         478,799
-----------------------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY               $6,133,717                       $5,734,763                      $5,348,224
===================================================================================================================================
 INTEREST MARGIN RECAP:
 Interest income/earning assets                   $470,915     8.21 %              $448,875    8.34 %             $419,483   8.32 %
 Interest expense/earning assets                   231,613     4.04                 216,868    4.03                196,289   3.89
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest margin                              $239,302     4.17 %              $232,007    4.31 %             $223,194   4.42 %
===================================================================================================================================
 (1) Includes Government agency mortgage-backed securities.
 (2) Includes principal balances of nonaccrual loans.  Interest income relating to nonaccrual loans is included only if received.
 (3) The amount of loan fees is not material in any of the years presented.

                         17


ASSET/LIABILITY MANAGEMENT- INTEREST RATE SENSITIVITY AND LIQUIDITY Customer preferences for loans and deposits generate certain levels of net interest income and interest rate risk, which is the impact changing interest rates have on net interest income. Asset/liability management's goal is to maximize and maintain adequate growth of net interest income within certain interest rate sensitivity and liquidity guidelines established by ONB's Funds Management Committee. This committee and similar committees at the affiliate banks monitor these guidelines on a consolidated basis and at the bank level.

ONB uses both static gap and income simulation methods to measure the impact of interest rate changes on its net interest income. Static gap, measured at a point in time, measures interest rate risk as the difference between interest rate-sensitive assets and interest rate-sensitive liabilities within a given repricing period and is expressed as a ratio and as a dollar amount known as the "gap." A ratio of 100% suggests a balanced position between rate-sensitive assets and liabilities within a given repricing period. While the measurement process and related assessment of risk are somewhat imprecise, ONB believes its asset/liability management program allows adequate reaction time for trends in the market place as they occur, thereby minimizing the potential negative effect of its gap position against the event of interest rate changes.

Table 4 below reflects ONB's interest rate sensitivity position within specified time periods and cumulatively over various time horizons. In the table, assets and liabilities are placed in categories based on their actual or expected repricing date. A significant percentage of ONB's assets and liabilities reprice within 180 days. In the 365 day cumulative time frame, the assets to liabilities ratio was 83%, down from 86% in 1997. Asset growth was primarily in time horizons greater than one year while liability growth was slightly more in periods under one year.

Net interest income simulation modeling is used to better quantify the impact of potential interest rate fluctuations on net interest income.
With this understanding, management can best determine possible balance sheet changes, pricing strategies, and appropriate levels of capital and liquidity which allow ONB to generate strong net interest income while controlling and monitoring interest rate risk. ONB simulates a gradual change in rates of 200 basis points up or down over 12 months and sustained for additional 12 months. Key model assumptions include prepayment speeds; changes in market conditions, loan volumes, and pricing; deposit sensitivity; and customer preferences and are inherently uncertain. The model cannot precisely estimate net interest income or the impact of interest rate changes. Actual results will differ from the simulated results due to timing, magnitude and frequency of interest rate changes, changes in market conditions, management strategies, among other factors. ONB's policy limit for the maximum negative impact on net interest income over 12 months is 10%. At December 31, 1998, ONB was well within that limit as the model's fluctuation was under 1% for the first 12 months and less than 2% for the total 24 month period.



 ANALYSIS OF INTEREST RATE SENSITIVITY AT DECEMBER 31, 1998 (TABLE 4)
 ($ in thousands)

-----------------------------------------------------------------------------------------------------------------
                                                    1-180        181-365         1-5         Beyond
                                                     Days          Days         Years       5 years         Total
-----------------------------------------------------------------------------------------------------------------
    RATE-SENSITIVE ASSETS:
      Money market investments                    $21,533            --           $99            --       $21,632
      Investment securities                       318,708      $139,728       778,968      $399,270     1,636,674
      Loans, net of unearned income             1,442,722       500,250     1,359,543     1,051,741     4,354,256
-----------------------------------------------------------------------------------------------------------------
        Total rate sensitive assets             1,782,963       639,978     2,138,610     1,451,011    $6,012,562
-----------------------------------------------------------------------------------------------------------------
    RATE-SENSITIVE LIABILITIES:
      Deposits                                  1,615,085       457,945       789,679     1,252,445     4,115,154
      Other borrowed funds                        677,366       174,316       211,659        72,847     1,136,188
-----------------------------------------------------------------------------------------------------------------
        Total rate-sensitive liabilities        2,292,451       632,261     1,001,338     1,325,292    $5,251,342
-----------------------------------------------------------------------------------------------------------------
    Interest sensitivity gap
        per period                              ($509,488)       $7,717    $1,137,272      $125,719
    Cumulative gap                              ($509,488)    ($501,771)     $635,501      $761,220
    Cumulative ratio at
      December 31, 1998 (1)                            78 %          83 %         116 %         114 %
=================================================================================================================
    Cumulative ratio at
      December 31, 1997 (1)                            76 %          86 %         127 %         115 %
=================================================================================================================
(1) Rate-sensitive assets/rate-sensitive liabilities.

                         18



LIQUIDITY MANAGEMENT
In addition to the interest rate sensitivity the Funds Management Committee monitors the company's liquidity position. The objective is to ensure the ability to meet cash flow needs of customers, such as new loan demand and deposit withdrawals, while at the same time maximizing lending and investment opportunities.

Failure to properly manage liquidity requirements may result in the need to satisfy customer withdrawals and other obligations with expensive funding sources. Too much liquidity on the balance sheet can also be undesirable as earnings will suffer due to underutilized resources. ONB's affiliates maintain adequate liquidity with sufficient levels of liquid assets, unpledged securities, deposit growth, and other alternative funding sources, such as the Federal Home Loan Bank ("FHLB").

The parent company's sources of liquidity include: lines of credit, capital markets, and affiliate banks' dividends which are subject to regulatory limits and in some cases require regulatory approval. Note 10 and 13 of the consolidated financial statements address this further. At year-end 1998 ONB had $72.8 million in available lines of credit from unaffiliated banks. ONB has capacity to issue up to $85.7 million of a $150 million medium term note program available for future liquidity needs. At December 31, 1998, these securities were rated Baa1 by Moody's and BBB+ by Standard and Poor's.

The Funds Management Committee also monitors the quality of the investment portfolio by establishing guidelines for the types and quality of securities acceptable for purchase. ONB has a consistent, conservative
investment strategy.   Any exceptions to these guidelines must be approved
by the committee. The committee reviews the quality of the portfolios on a regular basis, especially the obligations of corporations and state and political subdivisions.



NONINTEREST INCOME
Besides net interest income, ONB's earnings are enhanced by its ability to generate noninterest income from both core business and newer initiatives, such as investments products and insurance. ONB continuously strives to improve its noninterest income performance. Noninterest income, excluding securities transactions, grew 15.4% in 1998 compared to 9.0% in 1997.

The trust company's fee income grew 11.5% in 1998 and 16.0% in 1997 and benefited from an expanding revenue base of managed customer assets and strong financial markets. Service charges on deposit accounts grew 2.3% in 1998 compared to 4.7% in 1997 as previously new pricing structures have been fully implemented over the past several years. Management regularly reviews these fees and compares them against competition in each separate market and among affiliate banks. Loan servicing fees were fairly consistent between the periods with 5.0% growth in 1998. Bank-owned life insurance revenue, a new initiative, represents income on officers' life insurance coverage and totaled $3.9 million in 1998. Insurance sales hit $5.2 million, up 8.2% in 1998, though down from 16.7% growth in 1997. Investment and brokerage business increased 6.1% in 1998 with revenue reaching $5.0 million, compared to 14.3% growth in 1997. The remaining other income category was up $1.2 million and included loan sale gains.

ONB realized minimal net securities gains during 1998, 1997, and 1996 as ONB has generally minimal security sales. During 1996, ONB sold a portion of its Student Loan Marketing Association stock, resulting in a gain.

Table 5 below presents changes in the components of noninterest income for the years 1996 through 1998.



NONINTEREST INCOME (TABLE 5) ($ in thousands)
-------------------------------------------------------------------------------------------------------------------

                                                                                                   % Change From
                                                                                                     Prior Year

-------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996          1998          1997
-------------------------------------------------------------------------------------------------------------------
    Trust fees                                    $13,404       $12,024       $10,369          11.5 %        16.0 %
    Service charges on deposit
      accounts                                     17,441        17,044        16,277           2.3           4.7
    Loan servicing fees                             5,532         5,269         5,066           5.0           4.0
    Insurance premiums and commissions              5,213         4,820         4,132           8.2          16.7
    Investment product fees                         4,976         4,689         4,103           6.1          14.3
    Bank-owned life insurance                       3,860            --            --           N/M           N/M
    Other income                                    8,125         6,879         6,570          18.1           4.7
-------------------------------------------------------------------------------------------------------------------
        Subtotal                                   58,551        50,725        46,517          15.4           9.0
    Net securities gains                              340           379           885         (10.3)        (57.2)
-------------------------------------------------------------------------------------------------------------------
        Total noninterest income                  $58,891       $51,104       $47,402          15.2 %         7.8 %
===================================================================================================================
    N/M = Not meaningful

                         19


 NONINTEREST EXPENSE
The banking industry continues to look for efficiency improvements. The challenge is to achieve cost efficiencies while still providing quality customer service. Several ratios are used to evaluate performance, with lower percentages representing positive trends. ONB's efficiency ratio, which is net interest income tax equivalized plus noninterest income, excluding securities gains, divided by noninterest expense, was 56.38% in 1998 and 56.11% in 1997 and 57.92% in 1996. The increase in 1998 was mostly merger costs related to the transactions closed in January, 1999. ONB's net overhead ratio, noninterest expense less noninterest income divided by average assets, showed more dramatic improvement with 1.78% in 1998, 1.88% in 1997 and 2.04% in 1996. Total noninterest expense grew 5.9% in 1998 compared to an 1.2% increase in 1997.

Salaries and benefits, which comprised over 50% of total noninterest expense, grew 4.6% in 1998 and 4.4% in 1997. Besides normal salary increases in 1998, incentives rose by $2.2 million. Equipment expense rose 7.6% in 1998 partially due to accelerated depreciation on equipment to be upgraded. Marketing expense increased 4.9% in 1998 after no increase in 1997. In 1997 FDIC insurance premiums dropped $2.3 million after the one-time recapitalization charge in 1996 for SAIF-insured deposits which was $2.5 million for ONB affiliate banks. Other expense grew 15.3% in 1998 after minimal growth in 1997. The increase was primarily in professional fees which were similar to 1996 levels and outside services due to the outsourcing of credit card processing in 1998.

Table 6 below presents changes in the components of noninterest expense for the years 1996 through 1998.


 NONINTEREST EXPENSE (TABLE 6)  ($ in thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                   % Change From
                                                                                                     Prior Year
-------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996           1998          1997
    Salaries and employee benefits                $95,974       $91,765       $87,938           4.6 %         4.4 %
    Occupancy expense                               9,770         9,923        10,702          (1.5)         (7.3)
    Equipment expense                              13,424        12,478        11,787           7.6           5.9
    Marketing expense                               5,737         5,469         5,522           4.9          (1.0)
    FDIC insurance premiums                           578           707         3,043         (18.2)        (76.8)
    Data processing expense                         6,045         5,918         5,577           2.1           6.1
    Communications and transportation expense       7,115         6,968         6,891           2.1           1.1
    Other expense                                  29,294        25,403        25,260          15.3           0.6
-------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                $167,937      $158,631      $156,720           5.9 %         1.2 %
===================================================================================================================



PROVISION FOR INCOME TAXES
ONB records a provision for income taxes currently payable and for income taxes payable in the future which arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. The major differences between the effective tax rate applied to ONB's financial statement income and the federal statutory rate are caused by interest on tax-exempt securities and loans and state income taxes. ONB's effective tax rate was 28.5% in 1998, 29.9% in 1997, and 29.6% in 1996. See Note 7 to the consolidated financial statements for additional details of ONB's income tax provision.


                         20

INTERIM FINANCIAL DATA
Table 7 below provides a detailed summary of quarterly results of operations for the years ended December 31, 1998 and 1997. These results contain all normal and recurring adjustments of a material nature necessary for a fair and consistent presentation.


INTERIM FINANCIAL DATA (TABLE 7)
    (Unaudited, $ and shares in thousands except per share data)
---------------------------------------------------------------------------------------------------
                                                                    Quarter Ended
---------------------------------------------------------------------------------------------------
                                                    December     September      June          March
                                                      31            30            30            31
---------------------------------------------------------------------------------------------------
    1998:
    Interest income                              $115,707      $116,450      $113,058      $111,313
    Interest expense                               58,684        60,154        57,298        55,478
---------------------------------------------------------------------------------------------------
      Net interest income                          57,023        56,296        55,760        55,835
    Provision for loan losses                       2,971         2,936         3,174         3,079
    Noninterest income                             15,631        15,400        14,229        13,631
    Noninterest expense                            45,122        41,705        40,626        40,484
---------------------------------------------------------------------------------------------------
      Income before income taxes                   24,561        27,055        26,189        25,903
    Income taxes                                    6,570         7,064         8,011         7,928
      Net income from continuing operations        17,991        19,991        18,178        17,975
    Discontinued operations                                                    (9,193)         (661)
---------------------------------------------------------------------------------------------------
      Net income                                  $17,991       $19,991        $8,985       $17,314
===================================================================================================
    Net income from continuing operations per share:
      Basic                                         $0.39         $0.44         $0.39         $0.39
      Diluted                                       $0.39         $0.42         $0.38         $0.38
===================================================================================================
    Net income per share:
      Basic                                         $0.39         $0.44         $0.19         $0.38
      Diluted                                       $0.39         $0.42         $0.19         $0.36
===================================================================================================
    Weighted average shares:
      Basic                                        45,687        45,958        46,218        45,773
      Diluted                                      47,503        47,872        48,163        48,308
===================================================================================================

    1997:
    Interest income                              $111,688      $110,764      $108,285      $104,301
    Interest expense                               56,524        56,072        53,445        50,827
---------------------------------------------------------------------------------------------------
      Net interest income                          55,164        54,692        54,840        53,474
    Provision for loan losses                       4,485         3,115         2,932         3,030
    Noninterest income                             12,805        13,073        12,712        12,514
    Noninterest expense                            38,700        39,595        40,585        39,751
---------------------------------------------------------------------------------------------------
      Income before income taxes                   24,784        25,055        24,035        23,207
    Income taxes                                    7,596         7,085         7,288         7,029
---------------------------------------------------------------------------------------------------
      Net income from continuing operations        17,188        17,970        16,747        16,178
    Discontinued operations                        (5,400)         (451)          393           453
---------------------------------------------------------------------------------------------------
      Net income                                  $11,788       $17,519       $17,140       $16,631
===================================================================================================
    Net income from continuing operations per share:
      Basic                                         $0.37         $0.39         $0.36         $0.35
      Diluted                                       $0.36         $0.38         $0.35         $0.34
===================================================================================================
    Net income per share:
      Basic                                         $0.26         $0.38         $0.37         $0.36
      Diluted                                       $0.25         $0.37         $0.36         $0.35
===================================================================================================
    Weighted average shares:
      Basic                                        45,791        45,973        46,313        46,646
      Diluted                                      48,359        48,481        48,826        49,157
===================================================================================================


                         21


FINANCIAL CONDITION

OVERVIEW
Total assets reached $6.4 billion at December 31, 1998, 8.1% higher than the prior year-end. Loans increased $438.4 million or 11.2%. Total liabilities grew $464.3 million or 8.5% over 1997. Deposits rose 3.3% or $147.8 million while other sources funded the remainder of the asset growth.

INVESTMENT SECURITIES
Investment securities at December 31, 1998 comprised 25% of total assets and were up $29.7 million, 1.9% over 1997. The growth occurred chiefly in U.S. Government agency and municipal securities where better yield and spread opportunities existed during the year.

While it does not actively trade its investment securities, ONB has classified all securities as available-for-sale to maximize flexibility to adapt to interest rate changes. The principal and interest payments along with the ability to liquidate, if necessary, available-for-sale securities provide funding to help meet unforeseen liquidity needs. The entire portfolio has an approximate weighted average maturity of 4.2 years.

At December 31, 1998, ONB held investment securities issued by the certain states and their political subdivisions with the following aggregate market value: $75.0 million by Indiana and $74.6 million by Illinois. There were no other concentrations of investment securities issued by an individual state and its political subdivisions which were greater than 10% of shareholders' equity.

Average yields on the investment securities portfolio are calculated on a taxable equivalent basis. Yields are based on the amortized cost and are weighted for the scheduled maturity of each investment. At year-end, average yields for the entire portfolio were 6.94% in 1998, 7.18% in 1997, and 7.11% in 1996. The portfolio yield decline reflected the lower reinvestment rates experienced in 1998.

Table 8 below presents the maturity distribution of the investment portfolio, along with weighted average yields thereon.



  MATURITY DISTRIBUTION OF INVESTMENT SECURITIES (TABLE 8) ($ in thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                                                   December 31, 1998
---------------------------------------------------------------------------------------------------------------------------------
                                     Within        1 - 5         5 - 10        Beyond
                                     1 Year        Years         Years        10 Years       Total             1997          1996
---------------------------------------------------------------------------------------------------------------------------------
    FAIR VALUE:
    U.S. Treasury                     $41,077       $49,057            --        $2,336       $92,470      $119,177      $155,088
    U.S. Government agencies
      and corporations                117,643       158,680            --                     276,323       257,666       273,500
    Mortgage-backed securities         66,710       451,311       175,460        25,853       719,334       727,415       635,144
    States and political
      subdivisions                     27,264       251,103       158,997        53,762       491,126       455,949       467,327
    Other securities                       --             5            --        57,416        57,421        46,723        42,649
---------------------------------------------------------------------------------------------------------------------------------
        Total                        $252,694      $910,156      $334,457      $139,367    $1,636,674    $1,606,930    $1,573,708
=================================================================================================================================



    AMORTIZED COST:
    U.S. Treasury                     $40,725       $47,643            --        $2,697       $91,065      $118,125      $154,192
    U.S. Government agencies
      and corporations                116,894       153,853            --            --       270,747       254,322       272,628
    Mortgage-backed securities         66,507       446,112       175,276        25,573       713,468       718,956       633,983
    States and political
      subdivisions                     26,843       242,180       150,769        52,669       472,461       441,030       457,662
    Other securities                       --             5            --        57,416        57,421        46,723        42,023
---------------------------------------------------------------------------------------------------------------------------------
        Total                        $250,969      $889,793      $326,045      $138,355    $1,605,162    $1,579,156    $1,560,488
=================================================================================================================================

    Weighted average yield, based on amortized cost
      (taxable equivalent basis)         6.79 %        6.98 %        7.01 %        6.82 %        6.94 %        7.18 %       7.11 %
=================================================================================================================================

                         22


LENDING AND LOAN ADMINISTRATION
The key to ONB's success has long been its credit culture which features decision-making near the customer with corporate oversight. Affiliate loan personnel have the authority to extend credit under guidelines established and administered by ONB's Credit Policy Committee. This committee, which meets quarterly, includes members of ONB's executive management and, on a rotating basis, outside members of the Board of Directors and affiliate bank management. The committee monitors credit quality through its review of information such as delinquencies, problem loans, and charge-offs. The committee regularly reviews the loan policy to assure it remains
appropriate for the current lending environment.   Executive and credit
committees at the banks provide additional knowledge, judgment, and experience to ONB's lending administration.

ONB maintains an independent corporate loan review program. Its loan review system evaluates loan administration, credit quality, loan documentation, compliance with corporate loan standards, and the adequacy of the allowance for loan losses. This program includes periodic on-site visits as well as regular off-site reviews of problem loan reports, delinquencies, and charge-offs.

ONB's affiliates lend to commercial customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing. ONB's policy is to concentrate its lending activity in the geographic market areas it serves, primarily Indiana, Illinois, and
Kentucky.   ONB has no concentration of loans in any single industry
exceeding 10% of its portfolio nor does its portfolio contain any loans to finance speculative transactions, such as large, highly leveraged buyouts or loans to foreign countries.

The 11.2% loan growth in 1998 was reflected in most major categories. Commercial real estate led the loan types with a 23.9% increase after 14.0% growth in 1997. Commercial loans rose 14.5% following 11.1% in 1997. In 1998 commercial loans include a $60.7 million loan on the sale of ONB's consumer finance subsidiary which will mature April 1999. Residential real estate loans grew 10.8% in 1998 and 10.0% in 1997. Consumer credit declined 5.2% in 1998, similar to 1997. The portfolio is well diversified with 24% of the portfolio in commercial loans, 22% in commercial real estate, 39% in residential real estate, and 16% in consumer credit.

ONB's commercial lending is primarily to small to medium-sized businesses in various industries in its region. Commercial real estate loans are generally made to similar companies in ONB's geographical area. These industries have been stable in ONB's market area and provide opportunities for growth. A significant percentage of commercial and financial loans are due within one year, reflecting the short-term nature of a large portion of these loans. Table 9 on page 24 presents the maturity distribution and rate sensitivity of loans and an analysis of loans with predetermined and floating interest rates.

Residential real estate loans, primarily 1-4 family properties, represent the most significant portion of the loan portfolio. ONB's portfolio includes both adjustable rate and higher yielding, fixed rate loans.

Consumer loans include automobile loans, personal and home equity loans and lines of credit, student loans, and credit card loans.

Loans in most categories have grown steadily over the past four years. Commercial loans increased an average of 6.1% per year between 1994 and 1998. Commercial real estate grew 15.2% and residential real estate loans grew 9.0% over the same period. Consumer loans remained relatively unchanged. Table 10 on page 24 presents the composition of the loan portfolio for each of the last five years.

                         23




 DISTRIBUTION OF LOAN MATURITIES AT DECEMBER 31, 1998 (TABLE 9) ($ in thousands)
---------------------------------------------------------------------------------------------------

                                                  Within          1-5          Beyond
                                                  1 Year         Years         5 years       Total
---------------------------------------------------------------------------------------------------
    Commercial                                   $601,857      $287,815      $117,775    $1,007,447
    Economic development bonds                      3,900         7,510         8,935        20,345
---------------------------------------------------------------------------------------------------
        Total                                    $605,757      $295,325      $126,710    $1,027,792
===================================================================================================
    Predetermined interest rates                 $223,335      $136,496       $47,301      $407,132
    Floating interest rates                       382,422       158,829        79,409       620,660
---------------------------------------------------------------------------------------------------
        Total                                    $605,757      $295,325      $126,710    $1,027,792
===================================================================================================

LOAN PORTFOLIO AT YEAR-END (TABLE 10) ($ in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Four Year
                                                    1998          1997          1996          1995          1994    Growth Rate
---------------------------------------------------------------------------------------------------------------------------------
    Commercial                                 $1,007,447      $879,888      $792,077      $752,867      $794,746           6.1 %
    Economic development bonds                     20,345        22,953        26,424        27,675        30,928          (9.9)
    Commercial real estate                        944,813       762,774       668,958       573,829       536,620          15.2
    Residential real estate                     1,688,572     1,523,425     1,385,113     1,311,271     1,194,797           9.0
    Consumer credit                               702,293       740,666       776,086       737,362       678,932           0.8
---------------------------------------------------------------------------------------------------------------------------------
        Total loans                             4,363,470     3,929,706     3,648,658     3,403,004     3,236,023           7.8 %
        Less: Unearned income                       9,214        13,865        21,066        27,089        30,926
---------------------------------------------------------------------------------------------------------------------------------
       Subtotal                                 4,354,256     3,915,841     3,627,592     3,375,915     3,205,097
        Less: Allowance for
                loan losses                        51,847        49,053        43,527        42,857        43,513
---------------------------------------------------------------------------------------------------------------------------------
        Net loans                              $4,302,409    $3,866,788    $3,584,065    $3,333,058    $3,161,584
=================================================================================================================================

    COMPOSITION OF LOAN PORTFOLIO BY TYPE
    Commercial and development                       23.6 %        23.1 %        22.6 %        23.1 %        25.8 %
    Commercial real estate                           21.7          19.5          18.4          17.0          16.7
    Residential real estate                          38.8          38.9          38.2          38.8          37.3
    Consumer credit                                  15.9          18.5          20.8          21.1          20.2
--------------------------------------------------------------------------------------------------------------------


                         24

The adequacy of the allowance for loan losses is evaluated on a quarterly basis at both the affiliate and holding company levels. This evaluation is based on reviews of specific loans, changes in the loan type and volume of the portfolios given current and anticipated economic conditions, and historical loss experience. Loans are charged off when they are deemed uncollectible.

Charge-offs, net of recoveries, totaled $9.4 million in 1998, compared to $8.0 million in 1997 and $10.4 million in 1996 with elevated consumer charge-offs in 1996. Recognizing the changing nature and risk of consumer lending, management reevaluated its underwriting policies in 1997. Management believes the revised policies more appropriately address the risk in the consumer area, and the lower subsequent charge-off levels reflected efforts to manage this risk. Net charge-offs to average loans have consistently ranged from 0.21% to 0.30% for the last five years.

ONB makes monthly provisions at levels deemed necessary to provide assurance that the allowance for loan losses is sufficient to absorb estimated losses in the loan portfolio. For homogeneous loans, such as residential mortgage, consumer, and credit card, provision levels are determined using historic loss factors. For non-homogeneous loans, management allocates specific losses to loans in the highest risk categories with provisions for the remainder of the portfolio using historic loss factors. In addition, provisions reflect other risks affecting the loan portfolio, such as economic conditions in the geographic area, specific industry financial conditions, experience of lending staff and borrower risk associated with Year 2000. The provision for loan losses was $12.2 million in 1998, slightly lower than the $13.6 million in 1997, but greater than the $11.1 million in 1996.

Table 11 below summarizes activity in the allowance for loan losses for the years 1994 through 1998, along with an allocation of the year-end balances and related statistics for the allowance and net charge-offs.




ALLOWANCE FOR LOAN LOSSES (TABLE 11) ($ in thousands)
-----------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996          1995          1994
                                                    -------------------------------------------------------------
    ANALYSIS:
    Allowance for loan losses,
      January 1                                   $49,053       $43,527       $42,857       $43,513       $43,863
-----------------------------------------------------------------------------------------------------------------
    Loans charged off:
      Commercial                                    3,802         2,979         4,362         4,918         4,609
      Commercial and residential real estate        1,249           639           675           993           785
      Consumer credit                               7,887         8,976         9,829         5,386         5,511
-----------------------------------------------------------------------------------------------------------------
        Total charge-offs                          12,938        12,594        14,866        11,297        10,905
-----------------------------------------------------------------------------------------------------------------
    Recoveries on charged-off loans:
      Commercial                                    1,330         1,561         2,281         1,647         1,216
      Commercial and residential real estate          323         1,156           330           320           201
      Consumer credit                               1,919         1,841         1,843         1,183         1,252
-----------------------------------------------------------------------------------------------------------------
        Total recoveries                            3,572         4,558         4,454         3,150         2,669
-----------------------------------------------------------------------------------------------------------------
    Net charge-offs                                 9,366         8,036        10,412         8,147         8,236
    Provision charged to expense                   12,160        13,562        11,082         7,491         7,886
-----------------------------------------------------------------------------------------------------------------
    Allowance for loan lossses,
      December 31                                 $51,847       $49,053       $43,527       $42,857       $43,513
=================================================================================================================
    Average loans for the year                 $4,099,984    $3,742,053    $3,480,972    $3,299,737    $3,022,592
    Allowance/year-end loans                         1.19 %        1.25 %        1.20 %        1.27 %        1.36 %
    Allowance/average loans                          1.26          1.31          1.25          1.30          1.44
    Net charge-offs/average loans                    0.23          0.21          0.30          0.25          0.27
-----------------------------------------------------------------------------------------------------------------

    ALLOCATION AT DECEMBER 31:
    Commercial                                    $23,500       $23,607       $20,195       $22,547       $23,435
    Commercial and residential real estate         12,399        12,695        12,660        12,562        11,971
    Consumer credit                                15,948        12,751        10,672         7,748         8,107
-----------------------------------------------------------------------------------------------------------------
    Total                                         $51,847       $49,053       $43,527       $42,857       $43,513
=================================================================================================================

                         25


Assets determined by the various evaluation processes to be under-performing receive special attention by ONB and the affiliate banks. Under-performing assets consist of: 1) nonaccrual loans where the ultimate collectibility of interest is uncertain, but the principal is considered collectible; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because the borrower's financial condition deteriorated; 3) loans with principal or interest past due ninety (90) days or more; and 4) foreclosed properties. Each month, problem loan reports are prepared and reviewed at both the affiliate and holding company levels. These reports include loans which show signs of being unable to meet debt obligations in the normal course of business, carry other characteristics deemed by bank management to warrant special attention, or have been criticized by regulators in the examination process. Besides the loans classified as under-performing, management closely monitors loans totaling $105.0 million at December 31, 1998, for the borrowers' ability to comply with present repayment terms. For these loans the existing conditions do not warrant either a partial charge-off or classification as nonaccrual. Management believes it has taken a conservative approach in its evaluation of under-performing credits and the loan portfolio in general, both in acknowledging the portfolio's general condition and in establishing the allowance for loan losses.

Under-performing assets as of year-end totalled $25.1 million in 1998 and $20.1 million in 1997. As a percent of total loans and foreclosed properties, under-performing assets at December 31 were fairly consistent with 0.58% in 1998, 0.51% in 1997, and 0.56% in 1996. The growth in nonaccruals in 1998 reflected a conservative nonaccrual policy and not a general deterioration of the portfolio. At December 31, 1998, the allowance for loan loss to under-performing assets ratio was 206.72%, comparable to 244.47% in 1997 and 215.45% in 1996. Said in another way, in 1998 ONB had set aside $2.07 for every dollar of under-performing assets.

Table 12 below presents the components of under-performing assets as of December 31, for the last five years.





UNDER-PERFORMING ASSETS (TABLE 12) ($ in thousands)
------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996           1995          1994
------------------------------------------------------------------------------------------------------------------
    Nonaccrual loans                              $17,034       $11,985       $13,162        $6,972        $9,366
    Renegotiated loans                                116           248           746         1,120         1,280
    Past due loans (90 days or more):
      Commercial                                    1,025         1,394         1,227         1,499         1,173
      Commercial and residential real estate        3,346         2,289         1,458         2,611         2,102
      Consumer                                      1,018           945           868         1,084         1,290
------------------------------------------------------------------------------------------------------------------
        Total                                       5,389         4,628         3,553         5,194         4,565
------------------------------------------------------------------------------------------------------------------

    Foreclosed properties                           2,542         3,204         2,742         1,792         1,702
------------------------------------------------------------------------------------------------------------------
     Total under-performing assets                $25,081       $20,065       $20,203       $15,078       $16,913
==================================================================================================================
    Under-performing assets as a %
      of total loans and
      foreclosed properties                          0.58 %        0.51 %        0.56 %        0.45 %        0.53 %
    Allowance for loan loss/
     under-performing assets                       206.72        244.47        215.45        284.24        257.28
------------------------------------------------------------------------------------------------------------------

                         26


Interest income of approximately $1.5 million would have been recorded in 1998 on nonaccrual and restructured loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded in 1998 on nonaccrual and restructured loans was $0.4 million.

DEPOSITS
Customer deposits provide the core funding needs and include noninterest-bearing demand, regular savings and NOW accounts, money market accounts, and small denomination certificates of deposit. Average core deposits increased 1.6% in 1998 compared to the 2.3% in 1997. Other time deposits increased over 3% in both 1998 and 1997 and demand deposits rose 3.5% in 1998. Money market deposits declined in both 1998 and 1997 after a special promotion in 1996.

Table 13 below presents changes in the average balances of all funding sources for the years 1996 through 1998.


 FUNDING SOURCES - AVERAGE BALANCE (TABLE 13) ($ in thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                 % Change From
                                                                                                   Prior Year
-------------------------------------------------------------------------------------------------------------------
                                                    1998          1997          1996          1998          1997
-------------------------------------------------------------------------------------------------------------------
    Demand deposits                              $492,547      $475,974      $471,364           3.5 %         1.0 %
    NOW deposits                                  495,942       488,977       479,209           1.4           2.0
    Savings deposits                              500,305       514,100       512,487          (2.7)          0.3
    Money market deposits                         662,890       672,049       678,720          (1.4)         (1.0)
    Other time deposits                         2,024,491     1,959,455     1,875,421           3.3           4.5
-------------------------------------------------------------------------------------------------------------------
        Total core deposits                     4,176,175     4,110,555     4,017,201           1.6           2.3
-------------------------------------------------------------------------------------------------------------------
    Certificates of deposit
      $100,000 and over                           409,282       340,787       296,216          20.1          15.0
    Short-term borrowings                         402,796       412,007       294,938          (2.2)         39.7
    Other Borrowings                              543,830       311,496       194,487          74.6          60.2
-------------------------------------------------------------------------------------------------------------------
        Total funding sources                  $5,532,083    $5,174,845    $4,802,842           6.9 %         7.7 %
===================================================================================================================



The average balance of large certificates grew $68.5 million or 20.1% in 1998 compared to the prior year. Other borrowings increased $232.3 million and primarily included FHLB advances. Table 14 below presents a maturity distribution for certificates of deposit with denominations of $100,000 or more.


 CERTIFICATES OF DEPOSIT, $100,000 AND OVER (TABLE 14) ($ in thousands)
-----------------------------------------------------------------------------------------------------------------------------
                                                                    Maturity Distribution
                                        ----------------------------------------------------------
                               Year-End          1-90        91-180       181-365        Beyond      Interest       Average
                                Balance          Days          Days          Days        1 Year       Expense          Rate
-----------------------------------------------------------------------------------------------------------------------------
    1998                       $390,123      $154,455       $91,566       $77,611       $66,491       $23,297          5.69 %
    1997                        380,254       170,178        74,268        58,229        77,579        19,823          5.82
    1996                        273,275       105,808        46,555        67,872        53,040        15,369          5.19
-----------------------------------------------------------------------------------------------------------------------------

                         27


BORROWINGS
Other short-term sources of funds include overnight borrowings from other financial institutions, securities sold under agreements to repurchase which generally mature within 30 days, and borrowings under U.S. Treasury demand notes. Borrowings from FHLB include both short- and long-term maturities. Medium term notes and convertible subordinated debentures provide longer term funds.

Collectively, the average short-term borrowings decreased $9.2 million or 2.2% in 1998. Short-term rates on borrowings adjusted more slowly than long-term rates which made long-term funding more attractive.

Table 15 below presents the distribution of ONB's short-term borrowings and the weighted average interest rates thereon for each of the last three years.


 SHORT-TERM BORROWINGS (TABLE 15) ($ in thousands)
--------------------------------------------------------------------------------------
                                                                              Other
                                                Funds        Repurchase    Short-term
                                               Purchased     Agreements    Borrowings
--------------------------------------------------------------------------------------
    1998:
    Outstanding at year-end                      $294,575      $192,868       $18,877
    Average amount outstanding                     82,061       213,535       107,200
    Maximum amount outstanding at
      any month-end                               294,575       233,308       175,751
    Weighted average interest rate:
      During year                                    5.58 %        4.90 %        5.81 %
      End of year                                    5.35          4.53          5.10
--------------------------------------------------------------------------------------
    1997:
    Outstanding at year-end                      $170,675      $215,878       $56,132
    Average amount outstanding                     73,733       220,074       118,200
    Maximum amount outstanding at
      any month-end                               170,675       244,722       192,048
    Weighted average interest rate:
      During year                                    5.57 %        4.98 %        6.33 %
      End of year                                    6.34          5.18          5.87
--------------------------------------------------------------------------------------
    1996:
    Outstanding at year-end                       $57,175      $177,463      $104,397
    Average amount outstanding                     35,563       204,837        54,538
    Maximum amount outstanding at
      any month-end                                92,100       217,337       121,965
    Weighted average interest rate:
      During year                                    5.39 %        4.72 %        6.25 %
      End of year                                    6.25          4.89          6.12
--------------------------------------------------------------------------------------


                         28
In 1997 ONB registered a $150 million medium term note program and issued $10 million in 1998 and $54.3 million in 1997. These borrowings, combined with prior issuances, totaled $96.3 million at December 31, 1998 and have a weighted average effective interest rate of 6.81% with maturities between 2000 and 2007. The funds were used to reduce ONB's lines of credit.

Holders of ONB's 8% convertible debentures converted principal amounts of $8.4 million in 1998 and $0.2 million in 1997. These conversions resulted in the issuance of common stock shares totaling 415,597 in 1998 and 7,727 in 1997 with an offsetting increase in shareholders' equity.


CAPITAL RESOURCES

Shareholders' equity reached $519.6 million or 8.1% of total assets at December 31, 1998, and $500.6 million or 8.4% at December 31, 1997. ONB paid $0.58 cash dividends per share in 1998 which totaled $26.0 million (restated for the 5% stock dividend paid in January 1999 and the stock split paid in May 1999).

Treasury shares were repurchased to provide shares for reissuance under ONB's dividend reinvestment and stock purchase plan and stock dividends. Treasury shares repurchased reduced shareholders' equity by $46.7 million in 1998 and $36.4 million in 1997. Shares reissued pursuant to the above programs and in connection with conversions of ONB's subordinated debentures added to shareholders' equity $25.1 million in 1998 and $9.7 million in 1997.

ONB and the banking industry are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can elicit certain mandatory actions by regulators that, if undertaken, could have a direct material effect on ONB's financial statements. Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against assets and certain off-balance-sheet items. Certain ratios weight these assets based on risk characteristics according to regulatory accounting practices. At December 31, 1998, ONB and it affiliate banks exceeded the regulatory minimums and met the regulatory definition of well-capitalized. ONB's capital ratios and the regulatory guidelines are presented in Table 16 below.


   CAPITAL STRUCTURE AND REGULATORY GUIDELINES (TABLE 16) ($ in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                            Regulatory Guidelines                       December 31,
--------------------------------------------------------------------------------------------------------------------------------
    TIER 1 CAPITAL:                                         Minimum       Well-Capitalized    1998          1997          1996
      Shareholders' equity (1)                                                             $500,546      $483,940      $472,499
      Less intangibles                                                                      (15,234)      (17,049)      (17,862)
--------------------------------------------------------------------------------------------------------------------------------
        Tier 1 capital                                                                      485,312       466,891       454,637
    TIER 2 CAPITAL:
      Subordinated debentures                                                                21,963        30,407        30,564
      Qualifying allowance for loan losses                                                   51,847        47,943        43,527
--------------------------------------------------------------------------------------------------------------------------------
        Total capital                                                                      $559,122      $545,241      $528,728
================================================================================================================================
      Risk adjusted assets                                                               $4,258,612    $3,835,456    $3,524,468
================================================================================================================================
 Tier 1 capital to risk-adjusted assets                            4.00 %        6.00 %       11.40 %       12.17 %       12.90 %
      Total capital to risk-adjusted assets                        8.00         10.00         13.13         14.22         15.00
      Tier 1 capital to quarterly average assets
        (leverage ratio)                                           4.00          5.00          7.72          7.95          8.28
 -------------------------------------------------------------------------------------------------------------------------------
    (1) Excludes unrealized gains (losses) on investment securities.


                         29

REPORT OF MANAGEMENT


MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS Management is responsible for the preparation of the financial statements and related financial information appearing in this annual report. The financial statements and notes have been prepared in conformity with generally accepted accounting principles and include some amounts which are estimates based upon currently available information and management's judgment of current conditions and circumstances. Financial information throughout this annual report is consistent with that in the financial statements.

SYSTEM OF INTERNAL ACCOUNTING CONTROLS
Management maintains a system of internal accounting controls which is believed to provide, in all material respects, reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are properly authorized and recorded, and the financial records are reliable for preparing financial statements and maintaining accountability for assets. In addition, ONB has a corporate code of conduct under which employees are to maintain high levels of ethical business standards. All systems of internal accounting controls are based on management's judgment that the cost of controls should not exceed the benefits to be achieved and that no system can provide absolute assurance that control objectives are achieved. Management believes ONB's system provides the appropriate balance between costs of controls and the related benefits.

In order to monitor compliance with this system of controls, ONB maintains an extensive internal audit program. Internal audit reports are issued to appropriate officers and significant audit exceptions, if any, are reviewed with management and the Audit Committee of the Board of Directors.

AUDIT COMMITTEE OF THE BOARD
The Board of Directors, through an Audit Committee comprised solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The Audit Committee meets regularly with the Company's independent public accountants, Arthur Andersen LLP, and the managers of internal auditing and loan review. During these meetings, the committee has the opportunity to meet privately with the independent public accountants as well as with internal audit and loan review personnel to review accounting, auditing, loan, and financial reporting matters. The appointment of the independent public accountants is made by the Board of Directors upon the recommendation of the Audit Committee.

INDEPENDENT PUBLIC ACCOUNTANTS
The financial statements in this annual report have been audited by Arthur Andersen LLP, for the purpose of determining that the financial statements are presented fairly in all material respects. Arthur Andersen's report on the financial statements appears on page 31. Their audit included a consideration of ONB's system of internal accounting controls, for the purpose of setting the scope and timing of their auditing procedures.

                         30


           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS
OF OLD NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheet of Old National Bancorp (an Indiana corporation) and affiliates as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old National Bancorp and affiliates as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                              /s/ Arthur Andersen LLP

                              ARTHUR ANDERSEN LLP

Indianapolis, Indiana.
January 27, 1999
(except with respect to the business combination discussed in Note 2 as to which the date is January 29,1999).

                         31



              OLD NATIONAL BANCORP
           CONSOLIDATED BALANCE SHEET
           ($ and shares in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                            1998          1997
--------------------------------------------------------------------------------------------------------------------------------
    ASSETS
    Cash and due from banks                                                                              $160,161      $155,579
    Money market investments:
      Interest-bearing deposits in other banks                                                              5,287        12,585
      Federal funds sold and securities purchased under agreements to resell                               16,345        11,079
--------------------------------------------------------------------------------------------------------------------------------
         Total money market investments                                                                    21,632        23,664
--------------------------------------------------------------------------------------------------------------------------------
         TOTAL CASH AND CASH EQUIVALENTS                                                                  181,793       179,243
--------------------------------------------------------------------------------------------------------------------------------
    Investment securities - available-for-sale, at fair value                                           1,636,674     1,606,930
    Loans, net of unearned income                                                                       4,354,256     3,915,841
    Allowance for loan losses                                                                             (51,847)      (49,053)
--------------------------------------------------------------------------------------------------------------------------------
   NET LOANS                                                                                            4,302,409     3,866,788
    Premises and equipment, net                                                                            83,847        83,829
    Accrued interest receivable                                                                            50,307        48,878
    Other assets                                                                                          161,581       147,653
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                                  $6,416,611    $5,933,321
===============================================================================================================================

    LIABILITIES
    Deposits:
      Noninterest-bearing demand                                                                         $553,704      $525,958
      Interest-bearing:
        NOW accounts                                                                                      539,169       487,874
        Savings accounts                                                                                  501,780       504,464
        Money market accounts                                                                             678,484       676,738
        Certificates of deposit $100,000 and over                                                         390,123       380,254
        Other time                                                                                      2,005,598     1,945,722
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL DEPOSITS                                                                                 4,668,858     4,521,010
-------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings                                                                                 506,320       442,685
    Accrued expenses and other liabilities                                                                 91,920        80,185
    Other borrowings                                                                                      629,868       388,832
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                              5,896,966     5,432,712
-------------------------------------------------------------------------------------------------------------------------------
    Commitments and contingencies (Note 12)

    SHAREHOLDERS' EQUITY
    Preferred stock, 2,000 shares authorized, no shares issued or outstanding                                  --            --
    Common stock, $1 stated value, 50,000 shares authorized,
      30,388 and 29,159 shares issued and outstanding, respectively                                        30,388        29,159
    Capital surplus                                                                                       350,255       300,183
    Retained earnings                                                                                     119,903       154,598
    Accumulated other comprehensive income, net of tax                                                     19,099        16,669
-------------------------------------------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS' EQUITY                                                                      519,645       500,609
-------------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                   $6,416,611    $5,933,321
===============================================================================================================================

    The accompanying notes to consolidated financial statements are an integral part of this statement.

                         32

              OLD NATIONAL BANCORP
         CONSOLIDATED STATEMENT OF INCOME
    ($ and shares in thousands except per share data)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            1998          1997          1996
-------------------------------------------------------------------------------------------------------------------------------

    INTEREST INCOME
    Loans including fees:
      Taxable                                                                              $351,888      $327,761      $306,855
      Nontaxable                                                                              5,787         4,314         3,958
    Investment securities:
      Taxable                                                                                74,146        78,316        67,411
      Nontaxable                                                                             23,488        23,732        23,945
    Money market investments                                                                  1,219           915         3,500
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST INCOME                                                              456,528       435,038       405,669
-------------------------------------------------------------------------------------------------------------------------------
    INTEREST EXPENSE
    Savings, NOW and money market deposits                                                   44,763        48,058        48,812
    Certificates of deposit $100,000 and over                                                23,297        19,823        15,369
    Other time deposits                                                                     112,664       108,908       105,666
    Short-term borrowings                                                                    21,268        22,549        15,094
    Other borrowings                                                                         29,622        17,530        11,348
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST EXPENSE                                                             231,614       216,868       196,289
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                                                224,914       218,170       209,380
-------------------------------------------------------------------------------------------------------------------------------
    Provision for loan losses                                                                12,160        13,562        11,082
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                212,754       204,608       198,298
-------------------------------------------------------------------------------------------------------------------------------
    NONINTEREST INCOME
    Trust fees                                                                               13,404        12,024        10,369
    Service charges on deposit accounts                                                      17,441        17,044        16,277
    Loan servicing fees                                                                       5,532         5,269         5,066
    Insurance premiums and commissions                                                        5,213         4,820         4,132
    Investment product fees                                                                   4,976         4,689         4,103
    Bank-owned life insurance                                                                 3,860            --            --
    Net securities gains                                                                        340           379           885
    Other income                                                                              8,125         6,879         6,570
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL NONINTEREST INCOME                                                            58,891        51,104        47,402
-------------------------------------------------------------------------------------------------------------------------------
    NONINTEREST EXPENSE
    Salaries and employee benefits                                                           95,974        91,765        87,938
    Occupancy expense                                                                         9,770         9,923        10,702
    Equipment expense                                                                        13,424        12,478        11,787
    Marketing expense                                                                         5,737         5,469         5,522
    FDIC insurance premiums                                                                     578           707         3,043
    Data processing expense                                                                   6,045         5,918         5,577
    Communication and transportation expense                                                  7,115         6,968         6,891
    Other expense                                                                            29,294        25,403        25,260
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL NONINTEREST EXPENSE                                                          167,937       158,631       156,720
-------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                              103,708        97,081        88,980
    Income taxes                                                                             29,573        28,998        26,293
-------------------------------------------------------------------------------------------------------------------------------
    NET INCOME FROM CONTINUING OPERATIONS                                                   $74,135        68,083        62,687
-------------------------------------------------------------------------------------------------------------------------------
    Discontinued operations                                                                  (9,854)       (5,005)          494
-------------------------------------------------------------------------------------------------------------------------------
    NET INCOME                                                                              $64,281       $63,078       $63,181
===============================================================================================================================
    NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
         Basic                                                                                $1.61         $1.47         $1.31
         Diluted                                                                               1.57          1.43          1.28
===============================================================================================================================
    NET INCOME PER COMMON SHARE:
         Basic                                                                                $1.40         $1.37         $1.32
         Diluted                                                                               1.36          1.33          1.29
===============================================================================================================================
    WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
         Basic                                                                               45,909        46,179        47,747
         Diluted                                                                             47,974        48,700        50,259
===============================================================================================================================
    The accompanying notes to consolidated financial statements are an integral part of this statement.

                         33


              OLD NATIONAL BANCORP
    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
           ($ and shares in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Accumulated
                                                     Common Stock                             Other                    Total
                                                     ------------ Capital      Retained   Comprehensive Comprehensive Shareholders'
                                             Shares     Amount    Surplus      Earnings      Income        Income        Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1995                   28,155   $28,155   $254,448      $188,235       $10,673                    $481,511
Net income                                                                       63,181                      63,181        63,181
Unrealized security loss
  and reclassification adjustment,
  net of $1,592 tax                                                                            (2,737)       (2,737)       (2,737)
                                                                                                            --------
Comprehensive income                                                                                         60,444            --
Cash dividends                                                                  (24,423)                    ========      (24,423)
5% stock dividend                              1,277     1,277     47,698       (48,975)                                       --
Stock repurchased                             (1,255)   (1,255)   (43,651)                                                (44,906)
Stock reissued under dividend reinvestment
  and stock purchase plan                        262       262      6,596                                                   6,858
Stock reissued due to conversion of
  subordinated debentures                         41        41        910                                                     951
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1996                   28,480    28,480    266,001       178,018         7,936                     480,435
Net income                                                                       63,078                      63,078        63,078
Unrealized security gain
  and reclassification adjustment,
  net of $5,821 tax                                                                             8,733         8,733         8,733
                                                                                                            --------
Comprehensive income                                                                                         71,811            --
Cash dividends                                                                  (25,012)                    ========      (25,012)
5% stock dividend                              1,307     1,307     60,179       (61,486)                                       --
Stock repurchased                               (877)     (877)   (35,479)                                                (36,356)
Stock reissued under dividend reinvestment
  and stock purchase plan                        241       241      9,333                                                   9,574
Stock reissued due to conversion of
  subordinated debentures                          8         8        149                                                     157
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1997                   29,159    29,159    300,183       154,598        16,669                     500,609
Net income                                                                       64,281                      64,281        64,281
Unrealized security gain
  and reclassification adjustment,
  net of $1,308 tax                                                                             2,430         2,430         2,430
                                                                                                            -------
Comprehensive income                                                                                         66,711            --
Cash dividends                                                                  (26,058)                    =======       (26,058)
5% stock dividend                              1,366     1,366     71,552       (72,918)                                       --
Stock repurchased                               (954)     (954)   (45,748)                                                (46,702)
Stock reissued under dividend reinvestment
  and stock purchase plan                        402       402     16,239                                                  16,641
Stock reissued due to conversion of
  subordinated debentures                        415       415      8,029                                                   8,444
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1998                   30,388   $30,388   $350,255      $119,903       $19,099                    $519,645
===================================================================================================================================
    The accompanying notes to consolidated financial statements are an integral part of this statement.

                         34


              OLD NATIONAL BANCORP
      CONSOLIDATED STATEMENT OF CASH FLOWS
                ($ in thousands)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                              1998          1997          1996
-------------------------------------------------------------------------------------------------------------------------------
    CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                              $64,281       $63,078       $63,181
-------------------------------------------------------------------------------------------------------------------------------
    Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation                                                                           10,714         9,718         8,782
      Amortization of intangible assets                                                       1,729         1,969         1,637
      Net premium amortization on investment securities                                       2,641         1,638         2,221
      Provision for loan losses                                                              12,160        13,562        11,082
      Net securities gains                                                                     (314)         (347)         (878)
      (Gain) loss on sale of other assets                                                      (820)         (224)          269
      (Increase) decrease in interest receivable                                                  3        (1,441)          298
      Net (increase) decrease in trading account securities                                                   263          (206)
      Increase in other assets                                                              (15,934)      (31,386)      (56,944)
      Increase in accrued expenses and other liabilities                                      9,709         9,567         5,047
-------------------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                                   19,888         3,319       (28,692)
-------------------------------------------------------------------------------------------------------------------------------
      Net cash flows provided by operating activities                                        84,169        66,397        34,489
-------------------------------------------------------------------------------------------------------------------------------
   CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of investment securities available-for-sale                                   (616,442)     (410,215)     (479,585)
    Proceeds from maturities of investment securities available-for-sale                    471,382       320,075       345,530
    Proceeds from sales of investments securities available-for-sale                        116,727        69,917        36,150
    Net principal collected from (loans made to) customers:
      Commercial                                                                           (127,423)      (85,757)      (54,717)
      Commercial and residential real estate, net of loans originated for sale             (348,111)     (231,610)     (169,317)
      Consumer                                                                               27,753        21,084       (37,982)
    Residential real estate loans originated for sale                                       (67,145)      (26,775)      (44,400)
    Proceeds from sale of mortgage loans                                                     67,752        26,979        44,734
    Proceeds from sale of premises and equipment                                                684           977         1,150
    Purchase of premises and equipment                                                      (11,408)      (10,527)      (14,999)
    Cash and cash equivalents of acquired institutions, net of cash paid                                                    305
    Premium on the acquisition of deposits                                                                               (3,107)
--------------------------------------------------------------------------------------------------------------------------------
      Net cash flows used in investing activities                                          (486,231)     (325,852)     (376,238)
--------------------------------------------------------------------------------------------------------------------------------
    CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits, short-term and other borrowings:
      Noninterest-bearing demand deposits                                                    27,745        (6,908)       36,749
      Savings, NOW and money market deposits                                                 50,358       (62,553)       49,459
      Certificates of deposit $100,000 and over                                               9,869       106,979       (22,094)
      Other time deposits                                                                    59,878         4,034        79,107
      Short-term borrowings                                                                  63,401       103,884        72,693
      Other borrowings                                                                      251,480        96,444       111,891
    Net (payments on) proceeds from medium term notes                                        (2,000)       54,300        (6,000)
    Cash dividends paid                                                                     (26,058)      (25,012)      (24,423)
    Common stock repurchased                                                                (46,702)      (36,356)      (44,906)
    Common stock reissued, net of shares used to convert subordinated debentures             16,641         9,574         6,858
--------------------------------------------------------------------------------------------------------------------------------
      Net cash flows provided by financing activities                                       404,612       244,386       259,334
--------------------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                                      2,550       (15,069)      (82,415)
    Cash and cash equivalents at beginning of period                                        179,243       194,312       276,727
--------------------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                                             $181,793      $179,243      $194,312
================================================================================================================================

    The accompanying notes to consolidated financial statements are an integral part of this statement


                         35


OLD NATIONAL BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of Old National Bancorp ("ONB") and its wholly-owned affiliates and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All significant intercompany transactions and balances have been eliminated. The statements have been restated to reflect mergers accounted for by the pooling-of-interests method of accounting.
A summary of the more significant accounting and reporting policies used in preparing the statements is presented below.

NATURE OF OPERATIONS
ONB, a multi-bank holding company headquartered in Evansville, Indiana, operates in Indiana, Illinois, and Kentucky. Through its bank and non-bank affiliates, ONB provides to its customers an array of financial services including loan, deposit, trust, investment, and insurance products.

INVESTMENT SECURITIES
ONB has classified all investments as available-for-sale. Accordingly, these securities are recorded at fair value with the unrealized gains and losses, net of tax effect, recorded as a separate component of shareholders' equity. Realized gains and losses affect income and the prior fair value adjustments are reversed.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.


LOANS
Loans are stated at the principal amount outstanding. Interest income is accrued on the principal balances of loans outstanding, except on discounted loans which are recognized using other methods that generally approximate the interest method. A loan is generally placed on nonaccrual status when principal or interest becomes 90 days past due unless it is well secured and in the process of collection, or earlier when concern exists as to the ultimate collection of principal or interest. Interest accrued during the current year on such loans is reversed against earnings. Interest accrued in the prior year, if any, is charged to the allowance for loan losses.

As an element of managing interest rate risk exposure, certain
ONB affiliate banks pre-sell fixed rate mortgage loans to third parties. At December 31, 1998, approximately $2.1 million of such mortgage loans were held and carried at cost which approximated market value.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, the risk characteristics of the various categories of loans given current economic conditions and other factors such as historical loss experience, the financial condition of the borrower, and fair market value of the collateral and growth of the loan portfolio. The allowance is increased through a provision charged to operating expense. Loans deemed to be uncollectible are charged to the allowance. Recoveries of loans previously charged off are added to the allowance.

A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. ONB's policy for recognizing income on impaired loans is to accrue interest unless a loan is placed on nonaccrual status.

                         36

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense over the useful life of the assets, principally on the straight-line method. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

OTHER ASSETS
Real estate properties acquired as a result of foreclosure are valued at the lower of the recorded investment in the related loan or fair value of the property less estimated cost to sell. The recorded investment is the sum of the outstanding principal loan balance, any accrued interest which has not been received, and acquisition cost associated with the loan. Any excess recorded investment over the fair value of the property received is charged to the allowance for loan losses. Any subsequent write-downs are charged to expense, as are the costs of operating the properties. Such costs are not material to ONB's results of operation.

Total acquisition costs over the fair value of net assets acquired was $15.2 million at December 31, 1998 and is being amortized on the straight-line basis over periods ranging from 20 to 25 years. The recoverability of such assets and their carrying value are periodically evaluated.

NET INCOME PER SHARE
Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year, adjusted to reflect all stock dividends (Note 9) and all mergers accounted for as pooling-of-interests as if they had occurred at the beginning of the earliest year presented.
Diluted net income per share is computed as above and assumes the conversion of outstanding subordinated debentures (Note 10). Below is a table reconciling basic and diluted earnings per share ("EPS").


Note 1 - Earnings Per Share Reconciliation
    ($ and shares in thousands except per share data)
----------------------------------------------------------------------------------------------------------------------------------
                                         For the Year Ended                 For the Year Ended             For the Year Ended
                                         December 31, 1998                  December 31, 1997              December 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
                                                        Per-Share                        Per-Share                      Per-Share
                                     Income    Shares     Amount    Income     Shares      Amount    Income    Shares    Amount
----------------------------------------------------------------------------------------------------------------------------------
BASIC EPS
Income from continuing operations
  available to common stockholders    $74,135    45,909      $1.61   $68,083     46,179       $1.47   $62,687    47,747     $1.31
                                                             =====                            =====                         =====
EFFECT OF DILUTIVE SECURITIES
Stock options                              --       202                   --        163                    --       142
8% convertible debentures               1,138     1,863                1,469      2,358                 1,477     2,370
----------------------------------------------------------------------------------------------------------------------------------
DILUTED EPS
Income from continuing operations
  available to common stockholders
  + assumed conversions               $75,273    47,974      $1.57   $69,552     48,700       $1.43   $64,164    50,259     $1.28
==================================================================================================================================


INCOME TAXES
Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax bases of assets and liabilities at income tax rates currently in effect. For ONB, this results in a net deferred tax asset which relates principally to differences in the recognition of loan losses for book and tax purposes.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
In the ordinary course of business, ONB's affiliate banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                         37

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


STATEMENT OF CASH FLOWS DATA
For the purpose of presentation in the accompanying Statement of Cash Flows, cash and cash equivalents are defined as cash, due from banks, and money market investments. Cash paid during the years ended December 31, 1998, 1997, and 1996, for interest was $227.2 million, $212.5 million, and $196.0 million, respectively. Total income tax payments during 1998, 1997, and 1996, were $24.2 million, $26.6 million, and $25.8 million, respectively.

IMPACT OF ACCOUNTING CHANGES
Effective January 1, 1998, ONB adopted the provisions of SFAS No.
130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components.

Effective January 1, 1998, ONB adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information on operating segments.

The adoption of both above statements did not have a material impact on ONB's financial condition or its results of operations.

In June 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for ONB). ONB doesn't expect the impact of this statement will be material to the results of operations or its financial position, due to its limited use of derivative instruments.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on net income.



NOTE 2 - BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

Mergers-Pending

On May 27, 1998, ONB and Southern Bancshares LTD ("Southern") of Carbondale, Illinois, executed a definitive merger agreement.
ONB will issue common shares in exchange for all of the outstanding common shares of Southern. The transaction will be accounted for as a pooling-of-interests. As of December 31, 1998, Southern's financial statements reflected $254.6 million in total assets, net loans of $190.1 million, total deposits of $225.5 million and net income for the twelve months then ended of $2.4 million. This merger was consummated on January 29, 1999 and is included in these financial statements.

On October 29, 1998, ONB and Dulaney Bancorp ("Dulaney") of Marshall, Illinois, executed a definitive merger agreement. ONB will issue common shares in exchange for all of the outstanding common shares of Dulaney. The transaction will be accounted for as a pooling-of-interests. As of December 31, 1998, Dulaney's financial statements reflected $38.9 million in total assets, net loans of $19.5 million, total deposits of $31.8 million and net income for the twelve months then ended of $339 thousand. This merger was consummated on February 5,1999 but is not included in these financial statements due to materiality.

Discontinued Operations

In April 1998, ONB announced it would look at exit strategies from its sub-prime lending affiliate, Consumer Acceptance Corporation (CAC). During June 1998, ONB finalized the sale of CAC's sub-prime auto loans, which closed in July 1998. ONB has accounted for this entity as discontinued operations on the consolidated financial statements. Net assets of the entity which were included in other assets were $79.2 million at December 31, 1997. The loss on discontinued operations included interest expense of $2.6 million in 1998, $2.3 million in 1997, and $1.1 million in 1996. Interest expense was directly attributable to the debt associated to this business unit. Income (loss) from discontinued operations for the years ended December 31, 1998, 1997, and 1996 were as follows ($ in thousands):

                         38

---------------------------------------------------------------
                                    Years Ended December 31
---------------------------------------------------------------
                                      1998      1997      1996
---------------------------------------------------------------
Income (loss) before taxes
 from operations of discontinued
 operations                        $(7,943)    $(8,346)    $816
Income tax expense (benefit)        (3,183)     (3,341)     322
---------------------------------------------------------------
Income (loss) from operations of
 discontinued operations            (4,760)     (5,005)     494
---------------------------------------------------------------

Loss before taxes from disposal
 of discontinued operations         (8,489)           -       -
Income tax benefit                  (3,395)           -       -
---------------------------------------------------------------
Loss from disposal of discontinued
 operations                         (5,094)           -       -
---------------------------------------------------------------
Income (loss) from discontinued
 operations                        $(9,854)    $(5,005)    $494
===============================================================
Income (loss) from discontinued
 operations per common share
   Basic                           $ (0.21)     $(0.10)   $0.01
   Diluted                         $ (0.21)     $(0.10)   $0.01
===============================================================


 NOTE 3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 1998 and
1997, and the corresponding amounts of unrealized gains and
losses therein ($ in thousands):
---------------------------------------------------------------------------------------------------
                                              Available-for-Sale
---------------------------------------------------------------------------------------------------
                                               Amortized     Unrealized    Unrealized       Fair
    December 31, 1998                             Cost         Gains         Losses       Value
---------------------------------------------------------------------------------------------------
    U.S. Treasury                                 $91,065        $1,682         ($277)      $92,470
    U.S. Government agencies
      and corporations                            270,747         5,648           (72)     $276,323
    Mortgage-backed securities                    713,468         6,577          (711)     $719,334
    State and political subdivisions              472,461        18,890          (225)     $491,126
    Other securities                               57,421            --            --       $57,421
---------------------------------------------------------------------------------------------------
        Total                                  $1,605,162       $32,797       ($1,285)   $1,636,674
===================================================================================================

    December 31, 1997
    U.S. Treasury                                $118,125        $1,130          ($77)     $119,178
    U.S. Government agencies
      and corporations                            254,322         3,740          (396)     $257,666
    Mortgage-backed securities                    718,956         9,293          (834)     $727,415
    State and political  subdivisions             441,030        15,067          (149)     $455,948
    Other securities                               46,723            --            --       $46,723
---------------------------------------------------------------------------------------------------
        Total                                  $1,579,156       $29,230       ($1,456)   $1,606,930
===================================================================================================



The amortized cost and fair value of the investment securities portfolio at December 31, 1998 and 1997, are shown below by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investment securities available-for-sale were $116.7 million in 1998 and $69.9 million in 1997. In 1998 realized gains and losses were $0.3 million and $0.0 million, respectively. In 1997 realized gains and losses were $0.6 million and $0.2 million.

At December 31, investment securities were pledged to secure public and other funds with a carrying value of $638 million in 1998 and $595 million in 1997.


    ($ in thousands)
---------------------------------------------------------------------------------------------------
                                                           1998                        1997
---------------------------------------------------------------------------------------------------
                                                Amortized        Fair       Amortized        Fair
                                                     Cost        Value           Cost        Value
---------------------------------------------------------------------------------------------------
    Maturity
    Within one year                              $250,969      $252,694      $199,470      $200,037
    One to five years                             889,793       910,156       931,698       948,380
    Five to ten years                             326,045       334,457       363,923       373,079
    Beyond ten years                              138,355       139,367        84,065        85,434
---------------------------------------------------------------------------------------------------
        Total                                  $1,605,162    $1,636,674    $1,579,156    $1,606,930
===================================================================================================


                         39

NOTE 4 - LOANS


The composition of loans at December 31, 1998 and 1997, by lending classification was as follows ($ in thousands):

                                                       December 31,
-----------------------------------------------------------------------
                                                    1998          1997
-----------------------------------------------------------------------

    Commercial                                 $1,007,447      $879,888
    Economic development bonds                     20,345        22,953
    Commercial real estate                        944,813       762,774
    Residential real estate                     1,688,572     1,523,425
    Consumer credit, net                          693,079       726,801
-----------------------------------------------------------------------
        Total loans                            $4,354,256    $3,915,841
=======================================================================


Through its affiliates, ONB makes loans to customers in various industries including manufacturing, agribusiness, transportation, mining, wholesaling, and retailing, predominately in its tri-state region. The loan portfolio is diversified with no single industry exceeding 10% of the total.

Executive officers and directors of ONB and significant subsidiaries and their related interests are loan customers of ONB's affiliate banks in the normal course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and involve no unusual risk of collectibility. An analysis of the 1998 activity of these loans is as follows ($ in thousands):


------------------------------------------------------------------------
Balance, January 1, 1998                                        $97,697
      New loans                                                 225,828
      Repayments                                               (208,598)
      Officer and director changes                                   76
------------------------------------------------------------------------
    Balance, December 31, 1998                                 $115,003
========================================================================


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses during the years 1998, 1997, and 1996 was as follows ($ in thousands):


-------------------------------------------------------------------------------------
                                                       December 31,
-------------------------------------------------------------------------------------
                                                    1998          1997          1996
-------------------------------------------------------------------------------------

    Balance at beginning of year                  $49,053       $43,527       $42,857
    Additions:
      Provision charged to expense                 12,160        13,562        11,082
    Deductions:
      Loans charged off                            12,938        12,594        14,866
      Recoveries                                   (3,572)       (4,558)       (4,454)
-------------------------------------------------------------------------------------
        Net charge-offs                             9,366         8,036        10,412
-------------------------------------------------------------------------------------
    Balance at end of year                        $51,847       $49,053       $43,527
=====================================================================================




At December 31, 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $7.5 million with no related allowance and $42.0 million with $9.0 million of related allowance. At December 31, 1997, the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 was $8.2 million with no related allowance and $46.0 million with $11.5 million of related allowance.

For the year ended December 31, 1998, the average balance of impaired loans was $51.7 million, for which $3.0 million of interest was recorded. For the year ended December 31, 1997, the average balance of impaired loans was $56.5 million, for which $3.8 million of interest was recorded.

                         40


NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each type of financial instrument.

CASH, DUE FROM BANKS AND MONEY MARKET INVESTMENTS
For these instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES
For investment securities, fair values are based on quoted market prices, if available. For securities where quoted prices are not available, fair value is estimated based on market prices of similar securities.

LOANS
The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
The fair value of noninterest-bearing demand deposits and savings, NOW, and money market deposits is the amount payable as of the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits with similar remaining maturities.

SHORT-TERM BORROWINGS
Federal funds purchased and securities sold under agreements to repurchase generally have an original term to maturity of 30 days or less and, therefore, their carrying amount is a reasonable estimate of fair value.

OTHER BORROWINGS
The fair value of FHLB borrowings and medium term notes is estimated using rates currently offered for obligations with similar remaining maturities. The fair value of subordinated debentures is estimated using rates currently available to ONB for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
Loan commitments and standby letters of credit are generally short-term and therefore, their carrying amount is a reasonable estimate of their fair value.

The estimated carrying and fair values of ONB's financial instruments at December 31, 1998, are as follows ($ in thousands):



-----------------------------------------------------------------
                                           Carrying        Fair
                                             Value        Value
-----------------------------------------------------------------

Financial Assets:
 Cash, due from banks and
    money market investments             $   181,793      181,793
 Investment securities                     1,636,674    1,636,674
 Loans, net                                4,302,409    4,344,254

Financial Liabilities:
 Deposits                                  4,668,858    4,692,469
 Short-term borrowings                       506,320      506,320
 Other borrowings                            629,868      643,278

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit              1,019,877    1,019,877
 Letters of credit                            36,557       36,557
-----------------------------------------------------------------

                         41

NOTE 7 - INCOME TAXES

Following is a summary of the major items comprising the difference in taxes computed at the federal statutory rate and as recorded in the consolidated statement of income:

----------------------------------------------------------------

                              1998            1997          1996
----------------------------------------------------------------
Provision at statutory rate   35.0%          35.0%         35.0%
Tax exempt income             (9.7)          (8.5)         (9.3)
State income taxes             3.5            3.9           3.5
Other, net                    (0.3)          (0.5)          0.4
----------------------------------------------------------------
Actual tax rate               28.5%          29.9%         29.6%
================================================================

The provision for income taxes consists of the following components ($ in thousands):

---------------------------------------------------------------
                                          1998    1997   1996
---------------------------------------------------------------
Income taxes currently payable - federal$21,277 $21,909 $21,264
Income taxes currently payable - state    5,469   5,355   4,833
Deferred income taxes related to:
   Provision for loan losses             (1,889) (2,796) (1,055)
   Other, net                            (1,862)  1,189   1,573
---------------------------------------------------------------
Deferred income tax expense (benefit)    (3,751) (1,607)    518
---------------------------------------------------------------
Provision for income taxes              $22,995 $25,657 $26,615
===============================================================
Provision Detail:
Continuing operations                   $29,573 $28,998 $26,293
Discontinued operations                  (6,578) (3,341)    322
---------------------------------------------------------------
Total                                   $22,995 $25,657 $26,615
===============================================================

Significant components of ONB's net deferred tax assets at December 31 are as follows ($ in thousands):

---------------------------------------------------------
                                           1998      1997
---------------------------------------------------------
Deferred Tax Assets:
  Allowance for loan losses,
     net of recapture                   $20,144   $18,255
  Benefit plan accruals                   4,298     4,225
  Other, net                              2,391       121
---------------------------------------------------------
     Total deferred tax assets           26,833    22,601
---------------------------------------------------------
Deferred Tax Liabilities:
 Premises and equipment                  (2,140)   (2,862)
 Accretion on investment securities        (862)   (1,021)
 Unrealized gain on available-
    for-sale investment securities      (12,414)  (11,105)
 Lease receivable, net                   (3,439)   (2,078)
---------------------------------------------------------
Total deferred tax liabilities          (18,855)  (17,066)
---------------------------------------------------------
Net deferred tax assets                  $7,978    $5,535
=========================================================


NOTE 8 - EMPLOYEE BENEFIT PLANS

RETIREMENT PLAN
ONB   has  a  noncontributory  defined  benefit  retirement  plan covering substantially all full-time employees. Retirement benefits are based on years of service and compensation during the highest paid five years of employment. ONB's policy is to contribute at least the minimum funding requirement determined by the plan's actuary.

The following table sets forth the plan's funded status and the amount recognized in the consolidated balance sheet at December
31, 1998, 1997, and 1996 ($ in thousands):

                         42

----------------------------------------------------------------
                                           1998    1997     1996
----------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year $27,747  $24,356 $20,720
  Service cost                            2,353    2,169   1,900
  Interest cost                           2,070    1,884   1,720
  Acquisitions                                -      262     641
  Benefits paid                          (4,022)  (2,325) (1,907)
  Actuarial loss                          4,085    1,400   1,282
----------------------------------------------------------------
Benefit obligation at end of year        32,233   27,746  24,356
----------------------------------------------------------------
Change in plan assets
Fair value of plan assets
  at beginning of year                   24,138   21,859  19,943
  Actual return on plan assets            5,359    4,122   1,707
  Employer contributions                  3,305      188     946
  Transfers                                  84      447   1,328
  Benefits  paid                         (4,022)  (2,325) (1,907)
  Administrative expenses                  (170)    (153)   (158)
----------------------------------------------------------------
Fair value of plan assets
at end of year                           28,694   24,138  21,859
----------------------------------------------------------------
Funded status                            (3,539)  (3,608) (2,497)
Unrecognized net actuarial loss           1,106      446   1,128
Unrecognized transition asset            (2,127)  (2,488) (2,850)
Unrecognized prior service cost             388      445     887
----------------------------------------------------------------
Accrued benefit cost                   $ (4,172) $(5,205)$(3,332)
================================================================
Weighted-average assumptions as of December 31,
Discount rate                                      8.00%   7.75%
Expected return on plan assets                     8.00%   8.00%
Rate of compensation increase                      5.00%   5.00%

The net pension expense and its components were as follows ($  in thousands):
-----------------------------------------------------------------
                                          1998     1997     1996
-----------------------------------------------------------------
Service  cost                          $ 2,353 $  2,169  $1,900
Interest cost                            2,070    1,884   1,720
Expected return on plan assets          (1,866)  (1,693) (1,691)
Amortization of prior service cost          58       58      86
Amortization of transitional asset        (362)    (362)   (362)
Recognized actuarial loss                   18        5       -
-----------------------------------------------------------------
Net pension expense                    $ 2,271  $ 2,061  $1,653
=================================================================

PROFIT SHARING PLAN
ONB has a profit sharing plan for all employees who have completed one year of service. Contributions to the plan are made when certain consolidated profit conditions are met. Additionally, employees may participate by contributing a percentage of their salary, a portion of which is matched by ONB. ONB's profit sharing expense for the years 1998, 1997, and 1996 was $4.5 million, $4.5 million, and $4.0 million, respectively.

RESTRICTED STOCK PLAN
ONB has a restricted stock plan which covers certain officers of ONB and its affiliates. Shares are earned each year based on the achievement of net income targets. Shares vest over a four-year period. Unvested shares are subject to certain restrictions and risk of forfeiture by the participants. In accordance with the plan, shares vesting were 49,722 in 1998, 42,237 in 1997, and 34,251 in 1996. Expense recorded in 1998, 1997, and 1996 was $1.9 million, $1.2 million, and $0.8 million, respectively.

                         43

NOTE 9 - SHAREHOLDERS' EQUITY

STOCK DIVIDEND
A 5% stock dividend was declared on December 10, 1998, and distributed on January 28, 1999. On April 15, 1999,a three-for-two stock split was declared to shareholders of record on May 3, 1999. The dividend was paid on May 24, 1999. All average share and per share amounts have been retroactively adjusted to reflect this stock dividend and stock split.


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
ONB has a dividend reinvestment and stock purchase plan under which common shares issued may be either repurchased shares or authorized and previously unissued shares. As of December 31, 1998, 500 thousand authorized and unissued common shares were reserved for issuance under the plan.

SHAREHOLDER RIGHTS PLAN
ONB has adopted a Shareholder Rights Plan whereby one right was distributed for each outstanding share of ONB's common stock.
The rights become exercisable on the tenth day following a public announcement that a person has acquired or intends to acquire beneficial ownership of 20% or more of ONB's outstanding common stock. Upon exercising the rights, the holder is entitled to buy 1/100 of a share of Junior Preferred Stock at $60 for every right held. Upon the occurrence of certain events, the rights may be redeemed by ONB at a price of $.01 per right.

In the event an acquiring party becomes the beneficial owner of 20% or more of ONB's outstanding shares, rights holders (other than the acquiring person) may purchase two shares of ONB common stock for the price of one share at the then market price. If ONB is acquired and is not the surviving corporation, or if ONB survives a merger but has all or part of its common stock exchanged, each rights holder will be entitled to acquire shares of the acquiring company with a value of two times the then exercise price of the rights for each right held.




NOTE 10 - FINANCING ACTIVITIES

LINES OF CREDIT
At December 31, 1998, ONB had $80.0 million in unsecured lines of credit with unaffiliated banks with $72.8 million unused. The lines bear interest at the bank's federal funds rate plus 60 to 80 basis points. During the years 1998, 1997, and 1996, the average interest rates on the lines were 6.25%, 6.26%, and 6.17%, respectively. The lines of credit include various arrangements to maintain compensating balances or pay fees to maintain the line.

FEDERAL HOME LOAN BANK
At December 31, 1998, ONB had $511.6 million borrowed from various Federal Home Loan Banks ("FHLB"). Floating-rate borrowings totaled $53.3 million and will mature in 1999. The remaining borrowings have a fixed interest rate and mature between 1999 and 2018. The weighted average rates of the FHLB borrowings were 5.25% and 5.96% at December 31, 1998 and 1997, respectively. A portion of these borrowings was secured by specific mortgage loans and securities which have a current book values of approximately $465 million and $48 million, respectively. FHLB requires collateral values up to 167% of the amount borrowed.

MEDIUM TERM NOTES
ONB has registered Series A Medium Term Notes in the principal amount of $50 million. The series has been fully issued. At December 31, 1998, a total of $32 million of the notes were outstanding with maturities ranging from two to five years and fixed interest rates ranging from 6.70% to 7.10%.

ONB also has registered Medium Term Notes in the principal amount of $150 million. These notes may be issued with maturities of nine months or more and rates may either be fixed or variable.
At December 31, 1998, a total of $64.3 million of the notes were outstanding, with maturities ranging from four to nine years and fixed interest rates from 6.40% to 7.03%

SUBORDINATED DEBENTURES
ONB has outstanding $22.0 million of 8% convertible subordinated debentures outstanding which are due September 15, 2012, unless previously converted or redeemed. The debentures are convertible into shares of ONB common stock at a conversion rate of 77.519 shares per $1,000 principal amount of debentures. During 1998, $8.4 million principal amount of debentures was converted into 415,597 shares of ONB common stock.

Interest on the debentures is payable March 15 and September 15 of each year. The debentures are redeemable, in whole or in part, at the option of ONB at a premium to par value. Debenture holders are entitled to an annual sinking fund beginning September 15, 1998, of $2.5 million less conversions and redemptions. The debentures are subordinated in right of payment to all senior indebtedness of ONB. At December 31, 1998, 1.7 million authorized and unissued common shares were reserved for conversion of the remaining debentures.


                         44

NOTE 11 - INTEREST RATE CONTRACTS

ONB uses interest rate contracts such as interest swaps and caps to manage its interest rate risk. These contracts are designated as hedges of specific assets and liabilities. The net interest receivable or payable on swaps is accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability. The premium paid for an interest rate cap is included in the basis of the hedged item and is amortized as an adjustment to the interest income or expense on the related asset or liability.

At December 31, 1998, ONB had an interest rate swap with a notional value of $20 million. The contract is an exchange of interest payments with no effect on the principal amounts of the underlying hedged liability. The fair value of the swap contract was $0.3 million at December 31, 1998. ONB pays the counterparty a variable rate based on three-month LIBOR and receives a fixed rate of 6.50%. The contract terminates on or prior to March 13, 2008.

At December 31, 1998, ONB had an interest rate cap agreement ("cap") with a notional amount of $8 million with no fair value. This cap is indexed to LIBOR with a strike price of 5.00% and matures in 1999. The carrying value at December 31, 1998, was $0.1 million.

ONB is exposed to losses if a counterparty fails to make its payments under a contract in which ONB is in the receiving position. Although collateral or other security is not obtained, ONB minimizes its credit risk by monitoring the credit standing of the couterparties and anticipates that the counterparties will be able to fully satisfy their obligation under the agreements.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES
ONB rents certain premises and equipment under operating leases which expire at various dates. Many of these leases require ONB to pay property taxes, insurance premiums, maintenance, and other costs. In some cases, rentals are subject to increase in relation to a cost-of-living index. Total rental expense was $4.0 million in 1998, $3.9 million in 1997, and $3.9 million in 1996.


Following is a summary of future minimum lease commitments ($ in thousands):

1999               $3,168             2002               $2,179
2000                2,550             2003                1,679
2001                2,363             2004 and after      1,288




LETTERS AND LINES OF CREDIT
In the normal course of business, ONB's banking affiliates have entered into various agreements to extend credit, such as loan commitments of $1,019.9 million, including $584.0 million of short-term commitments with fixed-rates, and letters of credit of $36.6 million at December 31, 1998. These commitments are not reflected in the consolidated financial statements. No material losses are expected to result from these transactions.



LITIGATION
At December 31, 1998, various legal actions and proceedings were pending against ONB and its affiliate banks. These actions and proceedings are incidental to the banking business and are not expected to have a material adverse effect upon the consolidated financial position or results of operations of ONB or its affiliates.

NOTE 13 - REGULATORY RESTRICTIONS

RESTRICTIONS ON CASH AND DUE FROM BANKS
ONB's affiliate banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment purposes. The reserve balances at December 31, 1998 and 1997, were $24.1 million and $27.3 million, respectively.

RESTRICTIONS ON TRANSFERS FROM AFFILIATE BANKS
Regulations limit the amount of dividends an affiliate bank can declare in any year without obtaining prior regulatory approval.
At December 31, 1998, affiliate banks could pay aggregate dividends to ONB of approximately $7.1 million without prior regulatory approval. Such approval has been regularly provided as all affiliate banks exceeded the regulatory definition of well-capitalized.

CAPITAL ADEQUACY
For additional information on capital adequacy see Table 16 in Management's Discussion and Analysis on page 29.


                         45

NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements of Old National Bancorp ($ in thousands)


 NOTE 14 - PARENT COMPANY FINANCIAL STATEMENTS



    OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
    CONDENSED BALANCE SHEET
---------------------------------------------------------------------------------------------------
                                                                                       December 31,
---------------------------------------------------------------------------------------------------
                                                                                1998          1997
---------------------------------------------------------------------------------------------------
    ASSETS
    Deposits in affiliate banks                                                  $925          $598
    Investment in affiliates:
      Banks, including purchase accounting intangible assets of
        $7,240 in 1998 and $7,927 in 1997                                     541,103       546,453
      Non-banks                                                                15,775        18,778
    Advances to affiliates                                                      8,777        76,888
    Other assets                                                               90,783        13,078
---------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                           $657,363      $655,795
===================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term borrowings                                                      $7,250       $17,008
    Other liabilities                                                          12,222         9,471
    Convertible subordinated debentures                                        21,963        30,407
    Medium term notes                                                          96,300        98,300
    Shareholders' equity                                                      519,628       500,609
---------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $657,363      $655,795
===================================================================================================

    OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
    CONDENSED STATEMENT OF INCOME
---------------------------------------------------------------------------------------------------
                                                                           Years Ended December 31,
---------------------------------------------------------------------------------------------------
                                                                  1998          1997          1996
---------------------------------------------------------------------------------------------------
    INCOME
    Dividends from affiliates                                   $88,593       $83,445       $50,208
    Other income                                                  2,851           380         2,378
    Other income from affiliates                                 11,066        12,631         5,918
---------------------------------------------------------------------------------------------------
      TOTAL INCOME                                              102,510        96,456        58,504
---------------------------------------------------------------------------------------------------
    EXPENSE
    Interest on borrowings                                        9,653        10,283         7,014
    Amortization of intangibles                                     687           686           707
    Other expenses                                               14,116        10,296         9,450
---------------------------------------------------------------------------------------------------
      TOTAL EXPENSE                                              24,456        21,265        17,171
---------------------------------------------------------------------------------------------------
    Income before income taxes and equity in
      undistributed earnings of affiliates                       78,054        75,191        41,333
    Income tax benefit                                           (4,290)       (3,415)       (3,541)
---------------------------------------------------------------------------------------------------
    Income before equity in
      undistributed earnings of affiliates                       82,344        78,606        44,874
    Equity in undistributed earnings of affiliates              (18,063)      (15,528)       18,307
---------------------------------------------------------------------------------------------------
      NET INCOME                                                $64,281       $63,078       $63,181
===================================================================================================

                         46


    OLD NATIONAL BANCORP (PARENT COMPANY ONLY)
        CONDENSED STATEMENT OF CASH FLOWS
---------------------------------------------------------------------------------------------------
                                                                           Years Ended December 31,
---------------------------------------------------------------------------------------------------
                                                                 1998          1997          1996
---------------------------------------------------------------------------------------------------
    CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                  $64,281       $63,078       $63,181
    Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation                                                  435           275           201
      Amortization of intangible assets                             687           686           707
      (Increase) decrease in other assets                       (77,945)       (4,406)       35,288
      Increase (decrease) in other liabilities                    2,751         3,452          (332)
      Equity in undistributed earnings of affiliates             18,063        15,528       (18,307)
---------------------------------------------------------------------------------------------------
        Total adjustments                                       (56,009)       15,535        17,557

---------------------------------------------------------------------------------------------------
      Net cash flows provided by operating activities             8,272        78,613        80,738
---------------------------------------------------------------------------------------------------
    CASH FLOWS FROM INVESTING ACTIVITIES
    Net advances to affiliates                                   60,125       (30,295)      (59,908)
    Purchase of premises and equipment                             (193)       (1,987)         (283)
---------------------------------------------------------------------------------------------------
      Net cash flows provided by (used in) investing activit     59,932       (32,282)      (60,191)
    CASH FLOWS FROM FINANCING ACTIVITIES
    Net (payments on) proceeds from short-term borrowings        (9,758)      (50,198)       48,652
    Net (payments on) proceeds from medium term notes            (2,000)       54,300        (6,000)
    Cash dividends paid                                         (26,058)      (25,012)      (24,423)
    Common stock repurchased                                    (46,702)      (36,356)      (44,906)
    Common stock reissued, net of shares used to
        convert subordinated debentures                          16,641         9,574         6,858
---------------------------------------------------------------------------------------------------
      Net cash flows used in financing activities               (67,877)      (47,692)      (19,819)
---------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents            327        (1,361)          728
    Cash and cash equivalents at beginning of period                598         1,959         1,231
---------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $925          $598        $1,959
===================================================================================================



NOTE 15 - SEGMENT INFORMATION
ONB's community banks have been aggregated into one reportable segment: community banking. Our community banks provide a wide range of financial services as discussed on page 12 and 13 of Management's Discussion & Analysis. The accounting policies of
the  segment  are  the  same  as  those  described  in  Note   1.
Intersegment sales and transfers are not significant.
Summarized financial information concerning ONB's segments is shown in the following table, based on continuing operations. The other column includes ONB's insignificant non-bank affiliates and intercompany eliminations.
------------------------------------------------------------
                              Community
                               Banking     Other       Total
------------------------------------------------------------
1998
Net interest income           $228,243    $(3,329)  $224,914
Income tax expense(benefit)     34,458     (4,885)    29,573
Segment profit (loss)           81,133     (6,998)    74,135
Total assets                 6,329,380     87,231  6,416,611
============================================================
1997
Net interest income           $225,642    $(7,472)  $218,170
Income tax expense(benefit)     34,060     (5,062)    28,998
Segment profit (loss)           74,824     (6,741)    68,083
Total assets                 5,852,756     80,565  5,933,321
============================================================
1996
Net interest income           $214,656    $(5,276)  $209,380
Income tax expense(benefit)     31,587     (5,294)    26,293
Segment profit (loss)           70,413     (7,726)    62,687
Total assets                 5,551,623     50,837  5,602,460
============================================================

                         47